Filed Pursuant to Rule 424(b)(3)
Registration No. 333-281337

Teekay Corporation

PROXY STATEMENT/PROSPECTUS

YOUR VOTE IS VERY IMPORTANT

LETTER TO SHAREHOLDERS

Dear Shareholders of Teekay Corporation:

We are sending you this proxy statement/prospectus and related materials in connection with the solicitation of proxies by our Board of Directors (the Board) for use at the Special Meeting of Shareholders of Teekay Corporation (the Special Meeting), to be held on September 24, 2024, and which is described below.

Teekay Corporation (Teekay, the Company, we, us, or our) is proposing to change its jurisdiction of incorporation from the Republic of the Marshall Islands (the Marshall Islands) to Bermuda (such transaction, the Redomiciliation) to become tax resident in Bermuda in accordance with its newly enacted Corporate Income Tax Act 2023 (the Bermuda Tax Act). In connection with the Redomiciliation, we are asking our shareholders to consider and vote on the proposals discussed below at the Special Meeting, which (a) include approval of the adoption of new Bermuda constitutive documents for Teekay (Bermuda) in place of the Marshall Islands constitutive documents currently in place for Teekay (Marshall Islands) but (b) exclude any approval of the Redomiciliation.

Our Board has unanimously determined that (a) changing our jurisdiction of incorporation to Bermuda and (b) the proposals referenced below are in the interests of us and our shareholders. In summary, the Board believes that a change in incorporation to Bermuda so that we will be tax resident in Bermuda in accordance with the Bermuda Tax Act is in line with our existing and historical governance practice of having our central management and control located in Bermuda. We have existing ties to Bermuda, where we have our principal executive office and corporate officers and where certain of our subsidiaries are either organized or registered. The Redomiciliation is also expected to result in legal, administrative, and other similar efficiencies as we would be subject only to Bermuda corporate law and economic substance requirements of Bermuda following the Redomiciliation, and would no longer be subject to the relevant law and requirements in both the Marshall Islands and Bermuda. Please see “The Redomiciliation—Background and Benefits of the Redomiciliation.” The reasons for the Redomiciliation and the proposals to be voted upon at the Special Meeting are discussed in further detail in the accompanying proxy statement/prospectus.

For holders of our shares, most of your shareholder rights will remain unchanged following the Redomiciliation. There will be some differences in your rights given the differences between the laws of the Marshall Islands and those of Bermuda and the differences between the constitutive documents of Teekay (Marshall Islands) and Teekay (Bermuda). The attached proxy statement/prospectus includes a chart outlining these material differences in the section titled “Description of Share Capital of Teekay (Bermuda)—Comparison of Shareholder Rights,” which begins on page 43. In addition, forms of the proposed new constitutive documents for Teekay (Bermuda) are included as appendices to this proxy statement/prospectus. If the Redomiciliation is completed, Teekay Corporation will be renamed “Teekay Corporation Ltd.” and all of the shares of Teekay (Marshall Islands) common stock, par value $0.001 per share (common stock), and preferred stock, par value $1.00 per share (preferred stock), will automatically convert by operation of law into common shares, par value $0.001 per share (common shares), and preferred shares, par value $1.00 per share (preferred shares), respectively, of Teekay (Bermuda) on a one-for-one basis. The registration statement of which this proxy statement/prospectus forms a part is registering the exchange of shares of Teekay (Marshall Islands) common stock, for common shares of the same class in Teekay (Bermuda) on a one-for-one basis. We expect that the common shares of Teekay (Bermuda) will be listed on the New York Stock Exchange (NYSE) under the same ticker symbol under which the shares of Teekay (Marshall Islands) common stock are currently traded, and that such shares will begin trading on the NYSE on or promptly following the effective date of the Redomiciliation.

Special Meeting Proposals

At the Special Meeting, our shareholders will be asked to consider and vote on:

1.

A proposal (the Constitutive Documents Proposal) to adopt, upon the Redomiciliation taking effect by issuance of the certificate of continuance by the Registrar of Companies in Bermuda, the memorandum of continuance and the bye-laws, in each case governed by the laws of Bermuda, attached to this proxy statement/prospectus as Appendix A (the Memorandum of Continuance) and Appendix B (the Bermuda Bye-laws), respectively, in place of Teekay’s Amended and Restated Articles of Incorporation, as amended (the Articles of Incorporation), and Amended and Restated Bylaws (the Marshall Islands Bylaws); and

2.	A proposal (the Adjournment Proposal) to adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

Each of these proposals is more fully described in this proxy statement/prospectus.

The Board unanimously recommends that our shareholders vote “FOR” the Constitutive Documents Proposal and the adjournment of the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

Approval of the Constitutive Documents Proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Constitutive Documents Proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast.

This proxy statement/prospectus provides you with detailed information about the Special Meeting and the Constitutive Documents Proposal. Also attached as appendices are the Memorandum of Continuance and the Bermuda Bye-laws, which are proposed to become the constitutive documents of Teekay (Bermuda) upon effectiveness of the Redomiciliation. We encourage you to carefully read this proxy statement/prospectus, its appendices and the documents incorporated by reference into it.

Sincerely,

KENNETH HVID
President and Chief Executive Officer

For a discussion of risk factors which shareholders should consider in evaluating the Constitutive Documents Proposal, please see “Risk Factors” beginning on page 14 of this proxy statement/prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE SEC) NOR ANY SECURITIES COMMISSION OF ANY OTHER JURISDICTION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER OR THE CHARTER AMENDMENT, OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated August 20, 2024, and is first being mailed, along with the applicable attached proxy card, to Teekay’s shareholders on or about such date.

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TEEKAY CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date	Tuesday, September 24, 2024 2:00 p.m., local time

Place	Suite 2100, Bentall 5 550 Burrard Street Vancouver, BC V6C 2K2 Canada

Items of Business

(1)   The Constitutive Documents Proposal – A proposal to adopt, upon the Redomiciliation taking effect by issuance of the certificate of continuance by the Registrar of Companies in Bermuda, the Memorandum of Continuance and the Bermuda Bye-laws, in each case governed by the laws of Bermuda, attached to this proxy statement/prospectus as Appendix A and Appendix B, respectively, in place of the Articles of Incorporation and Marshall Islands Bylaws.

(2)   The Adjournment Proposal – A proposal to adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly adjourned or postponed.

Record Date	The record date for the Special Meeting is August 1, 2024 (the Record Date). Only shareholders of record as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the meeting.

Voting	Your vote as a Teekay shareholder is very important. Whether or not you plan to attend the Special Meeting, we encourage you to read this proxy statement/prospectus and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Special Meeting and Related Matters” in this proxy statement/prospectus and the instructions on the proxy or voting instruction card.

By Order of the Board of Directors

KENNETH HVID

President and Chief Executive Officer

Dated: August 20, 2024

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ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Teekay from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of documents that are incorporated by reference in this proxy statement/prospectus, other than certain exhibits to the documents, without charge, by requesting them in writing or by telephone from:

Teekay Corporation

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

In addition, if you have questions about the Constitutive Documents Proposal or the Special Meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact our proxy solicitation firm, MacKenzie Partners, Inc., listed below. You will not be charged for any of these documents that you request.

MACKENZIE PARTNERS, INC.

1407 Broadway

New York, NY 10018

Call Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

In order for you to receive timely delivery of the documents in advance of the Special Meeting, you should request the information no later than five business days prior to the date of the Special Meeting.

For additional information about documents incorporated by reference into this proxy statement/prospectus please see “Where You Can Find More Information” beginning on page 56 of this proxy statement/prospectus.

This proxy statement/prospectus is dated August 20, 2024. You should not assume that the information in it is accurate as of any date other than that date, and its mailing to shareholders shall not create any implication to the contrary.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

In addition to historical information, this proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements relate to future events and our operations, objectives, expectations, performance, financial condition and intentions. When used in this proxy statement/prospectus, the words “expect,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” predict,” “project,” “should,” “likely,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this proxy statement/prospectus include, in particular, statements regarding:

•	our future financial condition and results of operations and our expected financial flexibility;

•	our business strategy and other plans and objectives for future operations, including our expectations regarding our ability to pursue future investments;

•	the likelihood that our shareholders will approve the Constitutive Documents Proposal, and that we will obtain necessary approvals relating to the Redomiciliation;

•	the expected manner, timing and completion of the Redomiciliation;

•	the anticipated benefits to us and the magnitude thereof that may result from the Redomiciliation;

•

the continued listing of our common shares on the NYSE, including under the same ticker symbol “TK,” and that such shares will begin trading on the NYSE on or promptly following the effective date of the Redomiciliation;

•	the impact of the Redomiciliation on the value of our common shares;

•	the potential impact of the Redomiciliation on the rights of our shareholders;

•	the income or other tax consequences of the Redomiciliation to our shareholders, including U.S. Holders;

•	the tax consequences to and the accounting effects of the Redomiciliation on Teekay;

•	expectations regarding Teekay’s business if the Redomiciliation is not completed;

•	compliance by us and our subsidiaries with Bermuda economic substance requirements; and

•	delivery dates of vessels being purchased or sold.

Forward-looking statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” and those factors discussed in our Annual Report on Form 20-F for the year ended December 31, 2023 (the 2023 Annual Report) and other reports we file with or furnish to the SEC and that are incorporated into this proxy statement/prospectus by reference.

Unless required by law, we do not intend to revise any forward-looking statements in order to reflect any change in our expectations or events or circumstances that may subsequently arise. You should carefully review and consider the various disclosures included in this proxy statement/prospectus and in other documents incorporated by reference into this proxy statement/prospectus that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

AND RELATED MATTERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Redomiciliation and matters to be addressed at the Special Meeting. These questions and answers may not address all questions that may be important to you. To better understand these matters, and for a description of the process and legal terms governing the Redomiciliation, you should carefully read this proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 56 of this proxy statement/prospectus.

For purposes of clarity, in some places in this proxy statement/prospectus, we refer to our company prior to the Redomiciliation as “Teekay (Marshall Islands)” and the redomiciled Bermuda entity as “Teekay (Bermuda).” Owners of a Marshall Islands corporation are referred to as shareholders and owners of a Bermuda exempted company are referred to as members under applicable corporate law; for purposes of this proxy statement/prospectus, we refer to the owners of Teekay (Marshall Islands) and the owners of Teekay (Bermuda) as shareholders.

Q.	Why did I receive this proxy statement/prospectus?

A.

Our Board has approved the Redomiciliation, which would change our jurisdiction of incorporation by transferring our domicile from the Marshall Islands and continuing as an exempted company incorporated under the laws of Bermuda. As part of the Redomiciliation, we are proposing to our shareholders at the Special Meeting to (a) adopt, upon effectiveness of the Redomiciliation, the Memorandum of Continuance and the Bermuda Bye-laws, in each case governed by the laws of Bermuda, attached to this proxy statement/prospectus as Appendix A and Appendix B, respectively, in place of the Articles of Incorporation and Marshall Islands Bylaws, and (b) adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

This proxy statement/prospectus and its annexes contain important information about the Constitutive Documents Proposal and the other matters to be acted upon at the Special Meeting, as well as about the Redomiciliation. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus, its annexes and the documents incorporated by reference into it.

Q.	Why is Teekay proposing to effect the Redomiciliation?

A.

Our Board believes that a change in incorporation from the Marshall Islands to Bermuda so that we will be tax resident in Bermuda in accordance with the Bermuda Tax Act is in line with our existing and historical governance practice of having our central management and control located in Bermuda. We have existing ties to Bermuda, where we have our principal executive office and corporate officers and where certain of our subsidiaries are either organized or registered. The Redomiciliation is also expected to result in legal, administrative, and other similar efficiencies as we would be subject only to Bermuda corporate law and economic substance requirements of Bermuda following the Redomiciliation, and would no longer be subject to the relevant law and requirements in both the Marshall Islands and Bermuda. Please see “The Redomiciliation—Background and Benefits of the Redomiciliation.”

Q.	When and where is the Special Meeting?

A.

The Special Meeting will be held on September 24, 2024, at 2:00 p.m. local time, at Suite 2100, Bentall 5, 550 Burrard Street, Vancouver, BC V6C 2K2 Canada, unless adjourned or postponed to a later time and date.

Q.	What proposals are being presented at the Special Meeting?

A.

Shareholders are being asked to vote on the Constitutive Documents Proposal and the Adjournment Proposal. Please see the section titled “The Special Meeting of Shareholders” beginning on page 19 of this proxy statement/prospectus.

Q.	Does the Board recommend voting “FOR” the Constitutive Documents Proposal and the Adjournment Proposal?

A.

Yes. Taking into consideration various factors described in this proxy statement/prospectus and its appendices, the Board has approved the Redomiciliation and the transactions contemplated by the Redomiciliation (including, among others, the adoption, upon effectiveness of the Redomiciliation, of the Memorandum of Continuance and the Bermuda Bye-laws in place of the Articles of Incorporation and Marshall Islands Bylaws) and recommended that the shareholders of Teekay vote “FOR” the Constitutive Documents Proposal and “FOR” the Adjournment Proposal at the Special Meeting.

Q.	What interests do Teekay’s directors, executive officers and major shareholders have in the Redomiciliation?

A.

As of the Record Date, Resolute Investments, Ltd. (or Resolute) owned approximately 34.8% of Teekay’s outstanding common stock. The ultimate controlling person of Resolute is Path Spirit Limited (or Path), which is the trust protector for the trust that indirectly owns all of Resolute’s outstanding equity. One of our current directors, Rudolph Krediet, is a partner at Anholt Services (USA), Inc., a wholly-owned subsidiary of Kattegat Limited, the parent company of Resolute. Director Peter Antturi serves as an executive officer and director of Resolute and other Kattegat Limited subsidiaries and affiliates. In addition, our director Heidi Locke Simon is engaged as a consultant to Kattegat Limited to oversee its investments, including in Teekay and Teekay Tankers.

As of the Record Date, the current directors and executive officers of Teekay and their affiliates owned (directly or indirectly) and had the right to vote an additional approximately 3.29% of the common stock entitled to be voted at the Special Meeting.

Q.	What will happen in the Redomiciliation?

A.

On the effective date of the Redomiciliation, we will be domesticated from the Marshall Islands and continue as a Bermuda exempted company, subject to the Companies Act 1981 of Bermuda (the Bermuda Companies Act) and other laws of Bermuda, and changing our name from “Teekay Corporation” to “Teekay Corporation Ltd.” Subject to approval of the Constitutive Documents Proposal by Teekay’s shareholders as set forth in this proxy statement/prospectus, the Memorandum of Continuance and the Bermuda Bye-laws will be the constitutive documents of Teekay (Bermuda) upon effectiveness of the Redomiciliation.

There are some differences between the corporate law of the Marshall Islands and that of Bermuda. There are also some differences between the Memorandum of Continuance and the Bermuda Bye-laws and our Articles of Incorporation and Marshall Islands Bylaws. We describe these changes in more detail under “Description of Share Capital of Teekay (Bermuda)—Comparison of Shareholder Rights.” However, the rights of shareholders under the Memorandum of Continuance and the Bermuda Bye-laws will be substantially the same as under our Articles of Incorporation and Marshall Islands Bylaws, subject to changes required to conform to the Bermuda Companies Act. We do not believe that the powers, preferences or special rights of any class of shares will be adversely affected by the Redomiciliation, nor do we believe that the Memorandum of Continuance and Bermuda Bye-laws exclude or limit the right of a holder to vote on any matter. Our business, assets and liabilities on a consolidated basis, as well as our Board, executive officers, share capital, principal business location and fiscal year, will be the same immediately following effectiveness of the Redomiciliation as they are immediately prior to the Redomiciliation.

The Memorandum of Continuance and Bermuda Bye-laws are attached as Appendix A and Appendix B, respectively, to this proxy statement/prospectus.

Q.	Why is the Board proposing to adopt the Memorandum of Continuance and the Bermuda Bye-laws as part of the Constitutive Documents Proposal?

A.

In connection with the Redomiciliation, we are seeking shareholder approval of the Memorandum of Continuance and the Bermuda Bye-laws as part of the Constitutive Documents Proposal, in each case to reflect changes required by the Bermuda Companies Act. Upon effectiveness of the Redomiciliation and subject to shareholder approval of the Constitutive Documents Proposal, the Memorandum of Continuance and the Bermuda Bye-laws will be the constitutive documents of Teekay (Bermuda).

Q.	Do I need to take any action to convert my shares of Teekay (Marshall Islands) common stock into common shares of Teekay (Bermuda)?

A.

On the effective date of the Redomiciliation, all of the shares of common stock of Teekay (Marshall Islands) will automatically convert by operation of law into common shares of Teekay (Bermuda) on a one-for-one basis.

It is not necessary for shareholders of Teekay (Marshall Islands) who currently hold share certificates representing common stock to exchange their existing share certificates for certificates representing common shares of Teekay (Bermuda). Please see “The Redomiciliation—Redomiciliation Share Conversion.”

Q.	Who will be the directors and officers of Teekay (Bermuda) if the Redomiciliation is consummated?

A.

Our executive officers and Board will remain the same upon effectiveness of the Redomiciliation. Our current executive officers are Kenneth Hvid (President and Chief Executive Officer) and Brody Speers (Chief Financial Officer). Our current Board is comprised of Chair David Schellenberg together with other directors Peter Antturi, Rudolph Krediet, Heidi Locke Simon, Alan Semple and Kenneth Hvid.

In addition, the composition of the Audit Committee, the Compensation and Human Resources Committee and the Nominating and Governance Committee of our Board will not change upon effectiveness of the Redomiciliation.

Q.	Following the Redomiciliation, will the common shares of Teekay (Bermuda) trade on The New York Stock Exchange?

A.

Our common stock is currently listed on the NYSE under the symbol “TK.” We expect that Teekay (Bermuda)’s common shares will be listed on the NYSE under the same ticker symbol under which the shares of Teekay (Marshall Islands) common stock are currently traded, and that such shares will begin trading on the NYSE on or promptly following the effective date of the Redomiciliation.

Q.	Who can vote at the Special Meeting?

A.

Our shareholders of record as of the close of business on August 1, 2024, the Record Date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. Holders of our common stock may vote all shares owned by such holders as of the Record Date. Holders of common stock will be entitled to one vote per share on all matters voted on at the Special Meeting.

Q.	How many votes do I have?

A.	If you are a holder of shares of common stock as of the Record Date, you are entitled to one vote for each share of common stock.

Q.	What vote of Teekay’s shareholders is required in connection with the Constitutive Documents Proposal?

A.

Approval of the Constitutive Documents Proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding common stock as of the Record Date. Under our Marshall Islands Bylaws, the number of shares required to be represented at the Special Meeting to constitute a quorum is one-third of the shares entitled to vote on the Constitutive Documents Proposal because the Continuing Directors have recommended for the approval of the Constitutive Documents Proposal. As of the Record Date, the current directors and executive officers of Teekay are entitled to vote approximately 3.29% of the outstanding shares of common stock.

Q.	What vote of Teekay shareholders would be required in connection with the Adjournment Proposal?

A.

Approval of the Adjournment Proposal would require the affirmative “FOR” vote of a majority of votes cast by the holders of the outstanding common stock entitled to vote on the Adjournment Proposal and represented in person or by proxy at the Special Meeting.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.”

Q.	What effect on the proposals will abstentions and broker non-votes have?

A.

Abstentions and broker non-votes by our shareholders will have the same effect as voting “AGAINST” the Constitutive Documents Proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast. Shares present but not voted, abstentions, broker non-votes and shares not in attendance at the Special Meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

Q.	What if I do not vote or do not fully complete my proxy card?

A.

If you provide specific instructions for a given item, your shares will be voted as you instruct on such item. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted “FOR” authorization and approval of the Constitutive Documents Proposal and the Adjournment Proposal.

Q.	What do I need to do now?

A.

After carefully reading and considering the information contained in this proxy statement/prospectus and in its appendices, please submit your vote in accordance with the instructions set forth in the enclosed proxy card as soon as possible so that your shares may be voted at the Special Meeting. Please see “The Special Meeting.”

Q.	If my shares are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A.

You should instruct your bank, broker, trustee or other nominee to vote your shares. If you do not instruct your bank, broker, trustee or other nominee on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Brokers will not have discretionary authority to vote on any of the proposals described in this proxy statement/prospectus and, therefore, if you do not instruct your broker to vote your shares on any proposal on which you are entitled to vote, your shares will not be voted on that proposal. Please check with your bank, broker, trustee or other nominee and follow the voting procedures your bank, broker, trustee or other nominee provides. Your bank, broker, trustee or other nominee will advise you whether you may submit voting instructions by telephone or via the Internet. Please see “The Special Meeting—Proxies.”

Q.	When does the Company expect the Redomiciliation to be completed?

A.

As of the date of this proxy statement/prospectus, we expect to complete the Redomiciliation within a reasonable period of time following approval of the Constitutive Documents Proposal by the shareholders at the Special Meeting. However, we cannot assure you when or if the Redomiciliation will be completed. Among other things, the Constitutive Documents Proposal is to be approved by our shareholders at the Special Meeting. Even if our shareholders so approve the Constitutive Documents Proposal, our Board may elect to abandon the Redomiciliation in its sole discretion at any time.

Q.	What are the Material United States Federal Income Tax consequences of the Redomiciliation?

A.

In the opinion of Perkins Coie LLP, our U.S. counsel, the Redomiciliation will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (or the Code) for purposes of U.S. federal income tax matters and, accordingly, neither we nor U.S. Holders (as defined below under the section entitled “Material United States Federal Income Taxation—U.S. Federal Income Tax Considerations of the Redomiciliation”) will recognize taxable gain or loss as a result of the Redomiciliation for U.S. federal income tax purposes.

For a more detailed discussion, please see “Material United States Federal Income Taxation—U.S. Federal Income Tax Considerations of the Redomiciliation” and “Material Non-United States Income Taxation.”

Q.	May I change my vote after I have submitted a proxy or voted my shares?

A.	Yes. If you have not voted through your bank, broker, trustee or other nominee, there are three ways you can change your vote after you have submitted your proxy:

•	First, you may complete and submit a written notice of revocation to our corporate secretary at the address below:

Corporate Secretary

Teekay Corporation

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08

Bermuda

•

Second, you may complete and submit a new proxy card or vote in accordance with the instructions included on the relevant proxy card. Your latest vote actually received by us before the Special Meeting will be counted, and any earlier votes will be revoked.

•

Third, you may attend the Special Meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke any earlier proxy you may have given.

If you have instructed a bank, broker, trustee or other nominee to vote your shares, you must follow the directions you receive from your bank, broker, trustee or other nominee in order to change or revoke your vote.

If you are the beneficial owner of shares held in “street name,” you should follow the instructions provided by your bank, broker, trustee or other nominee to change your vote or revoke your proxy.

Q.	What happens if I sell my shares of Teekay common stock before the Special Meeting?

A.

The Record Date for our shareholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares of common stock and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares of such shares. If you transfer your shares of common stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q.	If I want to attend the Special Meeting, what do I do?

A.

Our shareholders should come to Suite 2100, Bentall 5, 550 Burrard Street, Vancouver, BC V6C 2K2 Canada at 2:00 p.m., local time, on September 24, 2024. You are entitled to attend the Special Meeting only if you were a Teekay shareholder of record as of the close of business on the Record Date or you hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance to the Special Meeting. In addition, if you are a Teekay shareholder of record, your name will be verified against the list of shareholders of record on the Record Date prior to your being admitted to the Special Meeting. If you are not a Teekay shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide a valid proxy from the record holder of the shares authorizing you to vote at the Special Meeting. If you do not provide such proxy, you will not be admitted to the Special Meeting and will not be permitted to vote such shares.

Q.	Are there risks I should consider in deciding whether to vote for the Constitutive Documents Proposal?

A.	Yes. We have set forth a list of risk factors that you should consider carefully in connection with the Redomiciliation. Please see “Risk Factors.”

Q.	Can I dissent and require appraisal of my shares?

A.

Under Marshall Islands law and our Articles of Incorporation and Marshall Islands Bylaws, our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Redomiciliation.

Q.	Who will bear the cost of soliciting votes for the Special Meeting?

A.

We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Special Meeting. We estimate that we will pay MacKenzie Partners, Inc. a fee of approximately $15,000 and will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify it and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by MacKenzie Partners, Inc. and/or our directors, officers and employees, which directors, officers and employees will not receive any additional compensation for such solicitation activities. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders and in obtaining voting instructions from those owners.

Q.	Who can help answer my additional questions about the Redomiciliation, the Constitutive Documents Proposal or voting procedures?

A.	If you have more questions about the Redomiciliation, the Constitutive Documents Proposal or the procedures for voting your shares, you should contact:

MACKENZIE PARTNERS, INC.

1407 Broadway

New York, NY 10018

Call Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

If your broker holds your shares, then you should also contact your broker for additional information.

SUMMARY

This summary highlights certain information from this proxy statement/prospectus. It may not contain all of the information that may be important to you. You should carefully read this entire document, including the appendices and the other documents to which this document refers you to, for a more complete understanding of the matters being considered at the Special Meeting. In addition, we incorporate by reference into this document important business and financial information about Teekay, which you should also read carefully. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 56 of this proxy statement/prospectus. Additionally, some of the statements contained in this proxy statement/prospectus are forward-looking statements. Please see “Cautionary Statement Concerning Forward-Looking Statements.” All references in this proxy statement to “dollars” or “$” are to U.S. dollars. In this proxy statement/prospectus, unless otherwise indicated, we refer to accounting principles generally accepted in the United States as “GAAP.”

References in this proxy statement/prospectus to (a) “Teekay Tankers” refer to Teekay Tankers Ltd. (NYSE: TNK), a subsidiary of Teekay Corporation, and (b) “Teekay Parent” refer to Teekay Corporation and its current subsidiaries, other than Teekay Tankers.

Overview

Teekay is a leading provider of international crude oil marine transportation and other marine services. Teekay currently provides these services directly and through its controlling ownership interest in Teekay Tankers Ltd. (NYSE: TNK) (or Teekay Tankers), one of the world’s largest owners and operators of mid-sized crude oil tankers. As of August 1, 2024, we own 5,168,785 Class A common shares and 4,625,997 Class B common shares in Teekay Tankers, representing a 28.5% economic interest and a majority of its voting power.

Teekay Parent has been operating in Australia for over 25 years, providing various marine services to the Commonwealth of Australia and other Australian companies; Teekay Parent is one of the largest employers of Australian seafarers. Our marine services business in Australia provides operations, supply, maintenance and engineering support, and crewing and training services, primarily under long-term contracts with the Commonwealth of Australia for ten Australian government-owned vessels. In addition, we provide crewing services for a third-party-owned FPSO unit in Western Australia. Teekay has developed extensive industry experience and industry-leading capabilities over its 50-year history and has significant financial strength and flexibility. We believe our strong balance sheet positions us well to pursue future investments both in the broader shipping space as well as other markets as the world pushes for greater energy diversification and a lower environmental footprint, where we believe we can leverage our operating franchise and the proven capabilities of the Teekay platform to create long-term shareholder value.

Teekay Parent’s assets primarily consist of our controlling interest in publicly-listed Teekay Tankers, our marine services business in Australia and a net cash and short-term investments position of approximately $328 million as at June 30, 2024.

Recent Developments

Recent Developments in Teekay Corporation

Executive Changes

On August 6, 2024, Brody Speers was appointed as Chief Financial Officer of Teekay Corporation. He previously served as Vice President, Finance and Treasurer.

Recent Developments in Teekay Tankers

Executive Changes

On August 6, 2024, Kevin Mackay resigned as President and Chief Executive Officer of Teekay Tankers and Stewart Andrade resigned as Chief Financial Officer of Teekay Tankers, each effective immediately.

On August 6, 2024, Kenneth Hvid was appointed as President and Chief Executive Officer of Teekay Tankers and Brody Speers was appointed as Chief Financial Officer of Teekay Tankers.

Vessel Sales

During the fourth quarter of 2023, Teekay Tankers agreed to sell one Aframax / Long Range 2 (or LR2) tanker for $23.5 million, which resulted in a gain on sale of $11.6 million during the six months ended June 30, 2024. The tanker, which was classified as held for sale as at December 31, 2023, was delivered to its new owner in February 2024.

In May 2024, Teekay Tankers agreed to sell one Aframax / LR2 tanker and one Suezmax tanker for a combined sales price of $64.8 million. Both tankers, which were classified as held for sale as at June 30, 2024, are expected to be delivered to the purchaser during the third or fourth quarter of 2024.

Vessel Sale-Leaseback Repurchases

In March 2024, Teekay Tankers completed the repurchase of eight Suezmax tankers for a total cost of $137.0 million, pursuant to repurchase options under related sale-leaseback arrangements. Currently, the eight vessels are unencumbered.

Vessel Purchase

In June 2024, Teekay Tankers agreed to acquire one 2021-built Aframax / LR2 tanker for a purchase price of $70.5 million. In July 2024, Teekay Tankers completed the vessel purchase and took delivery of the vessel.

Time Chartered-in Vessel

In May 2024, Teekay Tankers extended one chartered-in contract for an Aframax / LR2 tanker for 12 months at a rate of $34,000 per day and secured an additional 12-month optional period at the same daily rate.

Time Chartered-out Vessel

During the second quarter of 2024, Teekay Tankers entered into a one-year time charter-out contract for an Aframax / LR2 tanker at a rate of $49,750 per day which commenced at the beginning of June 2024.

European Union Emissions Trading System (or EU ETS)

Since January 1, 2024, as part of its compliance with the EU ETS requirements, Teekay Tankers has acquired EU allowances (or EUAs) related to greenhouse gas emissions from its vessels and those vessels subject to revenue sharing agreements that trade to, from, and within the European Union (or EU) and European Economic Area. During the six months ended June 30, 2024, Teekay Tankers acquired EUAs for $3.4 million on the secondary market. As at June 30, 2024, Teekay Tankers recorded an indefinite-lived intangible asset of $3.4 million in relation to the purchased EUAs and a long-term liability of $3.3 million in relation to its obligation under EU ETS. In addition, Teekay Tankers recorded voyage expenses of $1.3 million and $3.3 million for the three and six months ended June 30, 2024, respectively.

Corporate Information

The Teekay organization was founded in 1973. We are a Republic of the Marshall Islands corporation and maintain our principal executive office at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda. Our telephone number at such address is (441) 298-2530. The Teekay Group’s principal operating office is located at Suite 2100, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2. Our telephone number at such address is (604) 683-3529. Our website address is www.teekay.com. The information contained in our website is not part of this prospectus.

The Redomiciliation

We intend to change our jurisdiction of incorporation from the Marshall Islands to Bermuda, and we refer to this change as the Redomiciliation. We will effectuate the Redomiciliation by filing an application with the Registrar of Companies in Bermuda that includes the following: (i) the original signed Memorandum of Continuance, (ii) notice of the address of the registered office in Bermuda of Teekay, (iii) a copy of the legal opinion of our Marshall Islands counsel addressed to the Bermuda Monetary Authority, (iv) financial statements of Teekay, (v) a copy of the consent of the Bermuda Monetary Authority, (vi) any applicable fees and (vii) such additional documents as the Registrar of Companies in Bermuda may require. Please see “The Redomiciliation” for more information.

Upon effectiveness of the Redomiciliation in Bermuda, we will file with the Registrar of Corporations of the Republic of the Marshall Islands a certificate of transfer. The Redomiciliation will become effective in Bermuda upon issuance of a certificate of continuance by the Registrar of Companies in Bermuda and will be effective in the Marshall Islands when our certificate of transfer is filed with the Marshall Islands Registrar of Corporations. In connection with the Redomiciliation, Teekay Corporation will be renamed “Teekay Corporation Ltd.”

Background and Benefits of the Redomiciliation

Various governments and organizations such as the European Union and the Organization for Economic Co-operation and Development (or OECD) are increasingly focused on tax reform and other legislative or regulatory action to increase tax revenue. In January 2019, the OECD announced further work in continuation of its Base Erosion and Profit Shifting project, focusing on two “pillars.” Pillar One provides a framework for the reallocation of certain residual profits of multinational enterprises to market jurisdictions where goods or services are used or consumed. Pillar Two consists of two interrelated rules referred to as Global Anti-Base Erosion Rules, which operate to impose a minimum tax rate of 15% calculated on a jurisdictional basis (the Pillar Two Rules) but provide an exemption from Pillar Two taxation for international shipping income and qualified ancillary international shipping income. In October 2021, more than 130 countries tentatively signed on to a framework that imposes a minimum tax rate of 15%, among other provisions. The framework calls for law enactment by OECD and G20 members in 2022 to take effect in 2023 and 2024. On December 20, 2021, the OECD published model rules to implement the Pillar Two Rules, which are generally consistent with the agreement reached by the framework in October 2021. On December 12, 2022, the European Union member states agreed to implement the Pillar Two Rules, which generally would go into effect in 2024. Legislatures of certain member states within the European Union, as well as legislatures of multiple countries outside of the European Union, in which we (or one of our “constituent entities,” as determined consistent with the Pillar Two framework) operate have drafted or enacted legislation to implement the Pillar Two Rules, including the countries of Singapore, Canada, the United Kingdom, Australia, the Netherlands, and Norway. The Pillar Two Rules ensure that we will be subject to a minimum of 15% tax on our income ineligible for the international shipping exemption.

Bermuda responded to the Pillar Two framework by enacting the Bermuda Tax Act on December 27, 2023, which will apply a 15% income tax on Bermuda companies within a “Multinational Enterprise Group” with consolidated annual revenue of €750M or more in two of the four previous fiscal years. The Bermuda Tax Act results in the imposition of a 15% Bermuda corporate income tax effective for fiscal years beginning on or after 1 January 2025. Under the Bermuda Tax Act, an entity is considered a “Bermuda Tax Resident Entity” if the entity is incorporated, formed or organized in Bermuda, unless the entity is tax resident in another jurisdiction under the laws of that jurisdiction based on its location of management and control. As such, our Board believes that a change in incorporation from the Marshall Islands to Bermuda so that we will be tax resident in Bermuda in accordance with the Bermuda Tax Act is in line with our existing and historical governance practice of having our central management and control located in Bermuda. We have existing ties to Bermuda, where we have our principal executive office and corporate officers and where certain of our subsidiaries are either organized or registered. The Redomiciliation is also expected to result in legal, administrative, and other similar efficiencies as we would be subject only to Bermuda corporate law and economic substance requirements of Bermuda following the Redomiciliation, and would no longer be subject to the relevant law and requirements in both the Marshall Islands and Bermuda. We believe that we and our subsidiaries are compliant with the Bermuda economic substance requirements and will continue to be compliant following the Redomiciliation with our existing level of substance in Bermuda. We currently file economic substance declarations in both the Marshall Islands and Bermuda. Without our redomiciliation to Bermuda, the definition of residency in the Bermuda Tax Act creates a risk that we can no longer rely on our substance in Bermuda in order to meet the Marshall Islands’ economic substance requirements. Failure to comply with the Marshall Islands’ economic substance laws could result in fines or other penalties, increased monitoring and audits, and the dissolution of the non-compliant entity, which could have an adverse effect on our business, financial condition, or operating results.

Shareholder Rights

The Redomiciliation will change our jurisdiction of incorporation from the Marshall Islands to Bermuda and, as a result, our constitutive documents will change and will be governed by Bermuda rather than Marshall Islands law. There are some differences between the corporate law of the Marshall Islands and that of Bermuda. There are also some differences between the Memorandum of Continuance and the Bermuda Bye-laws and our Articles of Incorporation and Marshall Islands Bylaws. We describe these changes in more detail under “Description of Share Capital of Teekay (Bermuda)—Comparison of Shareholder Rights.” However, the rights of shareholders under the new Memorandum of Continuance and the Bermuda Bye-laws will be substantially the same as under our Articles of Incorporation and Marshall Islands Bylaws, subject to changes required to conform to the Bermuda Companies Act. We do not believe that the powers, preferences or special rights of any class of shares will be adversely affected by the Redomiciliation nor do we believe that the Memorandum of Continuance and Bermuda Bye-laws exclude or limit the right of a holder to vote on any matter. Our business, assets and liabilities on a consolidated basis, as well as our Board, executive officers, share capital, principal business location and fiscal year, will be the same immediately following effectiveness of the Redomiciliation as they are immediately prior to the Redomiciliation.

Redomiciliation Share Conversion

Our authorized capital stock is 725,000,000 shares of common stock, with a par value of $0.001 per share and 25,000,000 shares of preferred stock, with a par value of $1.00 per share. The shares of common stock entitle the holder to one vote per share. As of the Record Date of August 1, 2024, we had 91,835,937 shares of common stock and no shares of preferred stock issued and outstanding.

On the effective date of the Redomiciliation, all of the outstanding shares of common stock of Teekay (Marshall Islands) will automatically convert by operation of law into shares of the same class of Teekay (Bermuda) on a one-for-one basis. It is not necessary for shareholders of Teekay (Marshall Islands) who currently hold share certificates to exchange their existing share certificates for certificates of common shares of Teekay (Bermuda). Please see “The Redomiciliation—Redomiciliation Share Conversion” below. Neither the number of authorized shares nor the par value per share is changing as part of the Redomiciliation.

Required Vote; Board Recommendation

Approval of the Constitutive Documents Proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding common stock. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Constitutive Documents Proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast. Please see “The Special Meeting—Vote Required; Shares Entitled to Vote.”

As of the Record Date, the current directors and executive officers of Teekay are entitled to vote approximately 3.29% of the outstanding voting power of common stock.

The Board unanimously recommends that our shareholders vote “FOR” the Constitutive Documents Proposal and the adjournment of the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

Regulatory Matters

We are not aware of any other governmental approvals or actions that are required to complete the Redomiciliation other than compliance with U.S. federal and state securities laws (e.g. effectiveness under the U.S. Securities Act of the registration statement of which this proxy statement/prospectus is a part) and Marshall Islands and Bermuda corporate law. Please see “The Redomiciliation—Certain Redomiciliation Filings and Actions.”

No Dissenters’ Rights of Appraisal in the Redomiciliation

Under Marshall Islands law and our Articles of Incorporation and Marshall Islands Bylaws, our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Redomiciliation.

Material Tax Consequences of the Redomiciliation

In the opinion of Watson Farley & Williams LLP, our Marshall Islands counsel, and Conyers Dill & Pearman Limited, our special Bermuda counsel, at the time of the Redomiciliation to Bermuda we will not, and our non-Marshall Islands citizen or resident shareholders will not, be subject to taxation in the Marshall Islands or Bermuda in respect of our domestication from the Marshall Islands and our continuance into Bermuda as an exempted company upon the Redomiciliation. However, the provisions of the Bermuda Tax Act will apply on the assessment of our income, which may result in tax being applied to taxable profits, depending on the nature of such profits and/or income. Under the current Bermuda tax law, there are no withholding taxes payable in Bermuda on dividends distributed by us to our shareholders. For a more detailed discussion, please see “Material Non-United States Income Taxation.” In the opinion of Perkins Coie LLP, our U.S. counsel, the Redomiciliation will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Code for purposes of U.S. federal income tax matters and, accordingly, neither we nor U.S. Holders will recognize taxable gain or loss as a result of the Redomiciliation for U.S. federal income tax purposes. Please see “Material United States Federal Income Taxation—U.S. Federal Income Tax Considerations of the Redomiciliation.”

RISK FACTORS

Before you decide how to vote your shares, you should carefully consider the following risk factors related to the Special Meeting proposals set forth in this proxy statement/prospectus, together with the appendices to it and the information included or incorporated by reference into this proxy statement/prospectus, including the risks discussed in our 2023 Annual Report filed with the U.S. Securities and Exchange Commission (SEC) and incorporated by reference into this proxy statement/prospectus. The matters described below may not contain all of the information that is important to you in evaluating the proposals to be voted upon at the Special Meeting. Accordingly, we urge you to read this entire proxy statement/prospectus, including the appendices and the information included or incorporated by reference in this document. For more information, please read “Where You Can Find More Information—Information Incorporated by Reference” in this proxy statement/prospectus.

Your rights as a shareholder will change as a result of the Redomiciliation.

The Redomiciliation will change our jurisdiction of incorporation from the Marshall Islands to Bermuda and, as a result, our constitutive documents will change and will be governed by Bermuda rather than Marshall Islands law. There are differences between the governing corporate law of the Marshall Islands and that of Bermuda. There are also differences between the Memorandum of Continuance and the Bermuda Bye-laws and our Articles of Incorporation and Marshall Islands Bylaws. These changes and differences could affect your rights as a shareholder. We describe these changes and differences in more detail under “Description of Share Capital of Teekay (Bermuda)—Comparison of Shareholder Rights.”

The anticipated benefits of the Redomiciliation may not be realized.

There can be no assurance that any or all of the anticipated benefits of the Redomiciliation will be achieved, particularly the cost efficiencies expected to be gained from simplifying our structure by redomiciling to Bermuda. Any future changes to Bermuda’s existing economic substance regime or the implementation thereof, or unexpected changes to our operations, could increase the complexity and our costs of carrying on business in Bermuda. In addition, if any such change could result in us being non-compliant with Bermuda’s economic substance regime, any resulting fines or other penalties, or increased monitoring and audits, or the dissolution of the non-compliant entity, could also have an adverse effect on our business, financial condition, or operating results. Furthermore, the application and the implementation of the Pillar Two Rules in other countries around the world continue to evolve, and this may result in Bermuda implementing further changes to its tax legislation in response, which changes could increase the cost to us of operating in Bermuda. Similarly, any future changes to the domestic tax legislation in the countries where our subsidiaries operate, such as changes to withholding tax on dividend distributions to Bermuda, could also negatively impact our financial condition and operating results. These are all factors that we do not and cannot control. Please see “The Redomiciliation—Background and Benefits of the Redomiciliation.”

The Redomiciliation may result in taxes to us or our subsidiaries in certain jurisdictions on the indirect transfer of shares or property of Teekay.

We generally expect to be exempt from most indirect transfer, transaction, and gains taxes on shares and property held directly or indirectly by us that could apply to the Redomiciliation; however, the calculation of such liabilities involves judgment in the interpretation of complex tax law and regulations in many jurisdictions. Therefore, any dispute with a taxing authority may result in a payment or outcome that differs from our current expectations. In jurisdictions where we expect to be subject to indirect transfer, transaction, and gains taxes as a result of the Redomiciliation, we expect the amounts to be immaterial based on current estimates. However, these taxes are generally based on the fair market value of underlying shares and property which is subject to interpretation. Accordingly, amounts actually owed could exceed current estimates.

We are subject to taxes, which reduces our cash available for distribution to shareholders, cash flows and results of operations.

We or our subsidiaries are subject to tax in certain jurisdictions in which we or our subsidiaries are organized, own assets or have operations, which reduces the amount of our cash available for distribution. In computing our tax obligations in these jurisdictions, we are required to take various tax accounting and reporting positions, including in certain cases estimates, on matters that are not entirely free from doubt and for which we may not have received rulings from the governing authorities. We cannot assure you that upon review of these positions, the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries, further reducing the cash available for distribution. We have established reserves in our financial statements that we believe are adequate to cover our liability for any such additional taxes. We cannot assure you, however, that such reserves will be sufficient to cover any additional tax liability that may be imposed on our subsidiaries. Additionally, tax laws, including tax rates, in the jurisdictions in which we operate may change as a result of macroeconomic or other factors outside of our control. For example, various governments and organizations such as the European Union and the OECD are increasingly focused on tax reform and other legislative or regulatory action to increase tax revenue. In January 2019, the OECD announced further work in continuation of its Base Erosion and Profit Shifting project, focusing on two “pillars.” Pillar One provides a framework for the reallocation of certain residual profits of multinational enterprises to market jurisdictions where goods or services are used or consumed. Pillar Two consists of two interrelated rules referred to as Global Anti-Base Erosion Rules, which operate to impose a minimum tax rate of 15% calculated on a jurisdictional basis. In October 2021, more than 130 countries tentatively signed on to a framework that imposes a minimum tax rate of 15%, among other provisions. The framework calls for law enactment by OECD and G20 members in 2022 to take effect in 2023 and 2024. Qualifying international shipping income is exempt from many aspects of this framework if the exemption requirements are met. On December 20, 2021, the OECD published model rules to implement the Pillar Two Rules, which are generally consistent with agreement reached by the framework in October 2021. On December 12, 2022, the European Union member states agreed to implement the OECD’s Pillar Two Rules, which generally would go into effect in 2024. Legislatures of certain member states within the European Union, as well as legislatures of multiple countries outside of the European Union, in which we (or one of our “constituent entities,” as determined consistent with the Pillar Two framework) operate have drafted or enacted legislation to implement the OECD’s minimum tax proposal, including the countries of Singapore, Canada, the United Kingdom, Australia, the Netherlands, and Norway. The government of Bermuda has responded to the Pillar Two framework by passing the Bermuda Tax Act, on December 27, 2023, to introduce a corporate income tax on certain Bermuda entities with effect from January 1, 2025. Redomiciliation to Bermuda would result in our being subject to Bermuda corporate income tax, which may result in a tax being applied to our taxable profits, depending on the nature of such profits and/or income. The application and implementation of the Pillar Two Rules continue to evolve and may result in additional tax imposed on us or our subsidiaries and increase the cost of operating in certain countries. Any future changes to Bermuda tax laws as a response to the implementation of the Pillar Two Rules in other countries could also increase our cost of operating in Bermuda. We continue to evaluate the impact of these rules and are currently evaluating a variety of mitigating actions to reduce the potential impact.

In addition, changes in our operations or ownership could result in additional tax being imposed on us or on our subsidiaries in jurisdictions in which operations are conducted. For example, changes in the ownership of our stock may cause us to be unable to claim an exemption from U.S. federal income tax under Section 883 of the Code. If we were not exempt from tax under Section 883 of the Code, we would be subject to U.S. federal income tax on income we earn from voyages into or out of the U.S., the amount of which is not within our complete control. In addition, we may rely on an exemption to be deemed non-resident in Canada for Canadian tax purposes under subsection 250(6) of the Canada Income Tax Act for (i) corporations whose principal business is international shipping and that derive all or substantially all of their revenue from international shipping, and (ii) corporations that are holding companies that have over half of the cost base of their investments in eligible international shipping subsidiaries and receive substantially all of their revenue as dividends from those eligible international shipping subsidiaries are exempt under subsection 250(6). If we were to cease to qualify for the subsection 250(6) exemption, we could be subject to Canadian income tax and also Canadian withholding tax on outbound distributions, which could have an adverse effect on our operating results. In addition, to the extent Teekay Corporation was to distribute dividends as a corporation determined to be resident in Canada, shareholders who are not resident in Canada for purposes of the Canada Income Tax Act would generally be subject to Canadian withholding tax in respect of such dividends paid by Teekay Corporation.

Typically, most of our and our subsidiaries’ time-charter and spot voyage charter contracts require the charterer to reimburse us for a certain period of time in respect of taxes incurred as a consequence of the voyage activities of our vessels, while performing under the relevant charter. However, our rights to reimbursement under charter contracts may not survive for as long as the applicable tax statutes of limitations in the jurisdictions in which we operate. As such, we may not be able to obtain reimbursement from our charterers where any applicable taxes that are not paid before the contractual claim period has expired.

Although we presently do not expect to be a “passive foreign investment company” (or PFIC) for the 2024 tax year, we currently have significant cash assets which could increase our risk that U.S. tax authorities could treat us as a PFIC in 2024 and future years, which could have adverse U.S. federal income tax consequences to our U.S. shareholders and other adverse consequences to us and all our shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a PFIC for such purposes in any tax year in which, after taking into account the income and assets of the corporation and, pursuant to a “look-through” rule, any other corporation or partnership in which the corporation directly or indirectly owns at least 25% of the stock or equity interests (by value) and any partnership in which the corporation directly or indirectly owns less than 25% of the equity interests (by value) to the extent the corporation satisfies an “active partner” test and does not elect out of “look through” treatment, either (i) at least 75% of its gross income consists of “passive income” (or the PFIC income test) or (ii) at least 50% of the average value of the entity’s assets is attributable to assets that produce or are held for the production of “passive income” (or the PFIC asset test). For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, income derived from the performance of services does not constitute “passive income.”

For purposes of the PFIC asset test, cash and other current assets readily convertible into cash (or “cash assets”) are considered to be assets that produce passive income. We have significant cash assets. Please read “Item 5 – Operating and Financial Review and Prospects – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview” incorporated by reference here from our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on March 15, 2024. At the present time, we do not expect to be treated as a PFIC for the 2024 tax year under the PFIC asset test. However, if current estimates or assumptions relating to our current PFIC asset test modeling, including our assumptions on the tanker market and the value of our fleet, were to prove to be inaccurate or contrary to anticipated future financial results, or if any other factors that would negatively affect PFIC asset outcomes were to occur, we could be a PFIC in 2024 or future tax years. In addition, should Teekay Tankers dispose of a certain number of their vessels without immediately replacing those vessels, we expect this would result in a significant risk that we would become a PFIC in the tax year in which these sales occurred. Furthermore, if our ownership of Teekay Tankers or another look-through subsidiary falls below 25% of the equity interests (by value), such as by way of us selling equity interests in any such look-through subsidiary, by way of any such look-through subsidiary issuing new equity and diluting our ownership, or by way of a merger of a look-through subsidiary, based on our current asset portfolio, we expect that we would become a PFIC in the year in which this event occurred. If any of the scenarios set out above were to occur, or any other scenario were to occur which resulted in a substantial increase in cash or other passive assets, our PFIC status for any tax year may depend significantly on how, and how quickly, we use our cash assets, including the cash proceeds received in connection with any dispositions of our shares in Teekay Tankers (or another look-through subsidiary), or received from the sale of any of Teekay Tankers’ vessels or from cash generated through vessel operations, and the extent to which we acquire or retain assets that are not considered to produce passive income. Accordingly, there can be no assurance that we will not be a PFIC in 2024 or any future tax years under the PFIC asset test, which could have adverse U.S. federal income tax consequences to U.S. shareholders and may cause the price of our common stock to decline and materially and adversely affect our ability to raise capital on acceptable terms.

Additionally, with respect to the PFIC income test, there are legal uncertainties involved in determining whether the income derived from our and our look-through subsidiaries’ time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Internal Revenue Code of 1986, as amended (or the Code). However, the Internal Revenue Service (or the IRS) stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on our and our look-through subsidiaries’ current assets and operations, we intend to take the position that we are not now and have never been a PFIC by reason of the PFIC income test. No assurance can be given, however, that this position would be sustained by a court if contested by the IRS or that we would not constitute a PFIC by reason of the PFIC income test (or, alternatively, as described above, the PFIC asset test) for the 2024 tax year or any future tax year if there were to be changes in our and our look-through subsidiaries’ assets, income or operations.

If we or the IRS were to determine that we are or have been a PFIC for any tax year during which a U.S. Holder (as defined below under the section entitled “Material United States Federal Income Taxation”) held our stock, such U.S. Holder would face adverse U.S. federal income tax consequences. For a more comprehensive discussion regarding the tax consequences to U.S. Holders if we are treated as a PFIC, please read “Item 4E – Taxation of the Company” and “Item 10 – Additional Information – Material United States Federal Income Tax Considerations” incorporated by reference here from our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on March 15, 2024.

The market for common shares of Teekay (Bermuda) may differ from the market for shares of common stock of Teekay (Marshall Islands).

Following the Redomiciliation, we expect that the common shares of Teekay (Bermuda) will continue to be listed on the NYSE under the symbol “TK”, the same trading symbol as the shares of common stock of Teekay (Marshall Islands). The market price, trading volume or volatility of the common shares of Teekay (Bermuda) could be different from the market price, trading volume or volatility of the same class of Teekay (Marshall Islands) shares.

The enforcement of civil liabilities against Teekay (Bermuda) may be different.

Teekay (Bermuda) will be a Bermuda company. We have been advised by our special Bermuda counsel, Conyers Dill & Pearman Limited (Conyers), that a judgment for the payment of money rendered by a court in the U.S. based on civil liability would not be automatically enforceable in Bermuda. Teekay (Bermuda) has also been advised by Conyers that with respect to a final and conclusive judgment obtained in a court of competent jurisdiction in the U.S. under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes, or other charges of a like nature or in respect of a fine or other penalty), a Bermuda court would be expected to enforce a judgment based thereon, provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of Bermuda, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (f) there is due compliance with the correct procedures under the laws of Bermuda. As a result, it may be difficult for a shareholder to effect service of process within the U.S. or to enforce judgments obtained against Teekay (Bermuda) in U.S. courts. Teekay (Bermuda) will irrevocably agree that it may be served with process with respect to actions based on public offers and sales of securities made in the U.S. by appointing a U.S. agent of Teekay (Bermuda’s) for that purpose. A Bermuda court may impose civil liability on Teekay (Bermuda) or its directors or officers in a suit brought in the Supreme Court of Bermuda against Teekay (Bermuda) or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

THE SPECIAL MEETING OF SHAREHOLDERS

This section contains information for our shareholders about the Special Meeting that we have called to allow our shareholders to consider and approve the Constitutive Documents Proposal and the Adjournment Proposal. Together with this proxy statement/prospectus, we are sending a notice of the Special Meeting and a form of proxy that the Board is soliciting for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on September 24, 2024, at 2:00 p.m., local time, at Suite 2100, Bentall 5, 550 Burrard Street, Vancouver, BC V6C 2K2 Canada, unless adjourned or postponed to a later date.

Matters to be Considered

At the Special Meeting, our shareholders will be asked to consider and vote upon the Constitutive Documents Proposal, which is a proposal to approve the adoption by us of the Memorandum of Continuance and the Bermuda Bye-laws, in each case governed by the laws of Bermuda and attached to this proxy statement/prospectus as Appendix A and Appendix B, respectively, in place of the Articles of Incorporation and Marshall Islands Bylaws.

If approved by the Teekay shareholders, the changes to our constitutive documents contemplated by the Constitutive Documents Proposal will become effective upon the effectiveness of the Redomiciliation. The Redomiciliation will become effective upon the issuance of the certificate of continuance by the Registrar of Companies in Bermuda, and is subject to the satisfaction of any other conditions that may be required. Even if our shareholders approve the Constitutive Documents Proposal, our Board may elect to abandon the Redomiciliation in its sole discretion at any time. Please see “Redomiciliation.”

Our shareholders will also be asked to consider and vote to approve the Adjournment Proposal, which is a proposal to adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

Proxies

If you are a Teekay shareholder of record (that is, you own shares registered in your own name) on the Record Date, you may attend the Special Meeting and vote in person, or you may vote by proxy. You may vote by proxy by completing and returning the proxy card accompanying this proxy statement/prospectus or by telephone or through the Internet by following the instructions described on your proxy card. If your shares are held through a bank, broker, trustee or other nominee (that is, if your shares are held beneficially in “street name”), you will receive separate voting instructions from your bank, broker, trustee or other nominee with your proxy materials. Although most banks, brokers, trustees and other nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. If you are a shareholder of record, you can revoke a proxy at any time before the vote is taken at the Special Meeting by submitting a properly executed proxy of a later date by mail, telephone or Internet, or by attending the Special Meeting and voting in person. If you have instructed a bank, broker, trustee or other nominee to vote your shares, you must follow the directions you receive from your bank, broker, trustee or other nominee in order to change or revoke your vote. Communications about revoking Teekay proxies should be addressed to:

Corporate Secretary

Teekay Corporation

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08

Bermuda

If your shares are held beneficially in street name, you should follow the instructions of your bank, broker, trustee or other nominee regarding voting and the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted “FOR” the approval of the Constitutive Documents Proposal and the Adjournment Proposal.

Record Date

The Board has fixed the close of business on August 1, 2024 as the Record Date for determining our shareholders entitled to receive notice of and to vote at the Special Meeting.

Vote Required; Shares Entitled to Vote

Approval of the Constitutive Documents Proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding shares of common stock. Accordingly, a Teekay shareholder’s failure to submit a proxy card or to vote in person at the Special Meeting, an abstention from voting, or the failure of a Teekay shareholder who holds his, her or its shares in “street name” through a broker or other nominee to give voting instructions to the broker or other nominee, will have the same effect as a vote “AGAINST” the Constitutive Documents Proposal.

Approval of the Adjournment Proposal requires the affirmative “FOR” vote of a majority of votes cast by the holders of outstanding common stock entitled to vote on the Adjournment Proposal and represented in person or by proxy at the Special Meeting. Accordingly, shares present but not voted, abstentions, broker non-votes and shares not in attendance at the Special Meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

Holders of shares of our common stock may cast one vote at the Special Meeting for each share of common stock that was owned at the close of business on the Record Date.

The Board urges our shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage paid envelope, or to vote by telephone or through the Internet.

Quorum; Broker Non-Votes

The general quorum requirement for holding the Special Meeting and transacting business is that holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting must be present in person or represented by proxy. However, the number of shares required to be represented at the Special Meeting to constitute a quorum is reduced from a majority to one-third of the shares entitled to vote on a specific matter if that matter is recommended by the Continuing Directors. Continuing Directors means the incumbent members of the Board of Directors that were members of the Board on May 31, 2006, and any persons who have been or are subsequently elected or appointed to the Board if such persons are recommended by a majority of the Continuing Directors. The Continuing Directors have recommended for the approval of the Constitutive Documents Proposal and the Adjournment Proposal. Accordingly, the quorum for each of these matters will be one-third of the shares entitled to vote, present in person or represented by proxy. In the absence of a quorum, a majority of those shares present either in person or by proxy will have the power to adjourn the meeting.

Holders of common stock present in person at the Special Meeting but not voting, and shares of common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the Special Meeting for purposes of determining whether a quorum is established. Broker non-votes, if any, will be counted for purposes of determining whether a quorum exists at the Special Meeting.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Neither the approval of the Constitutive Documents Proposal nor the Adjournment Proposal will be considered a routine matter. Accordingly, brokers will not have discretionary voting authority to vote your Teekay shares of common stock on the Constitutive Documents Proposal or the Adjournment Proposal. A broker non-vote occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares on a particular non-routine matter. A broker will not be permitted to vote on the proposal to approve the Constitutive Documents Proposal or the Adjournment Proposal without instruction from the beneficial owner of the shares of common stock held by that broker. As a result, shares of common stock beneficially owned that have been designated on proxy cards by the broker, bank or nominee as not voted on the proposal to approve the Constitutive Documents Proposal (broker non-vote) will have the same effect as a vote “AGAINST” the proposal to approve the Constitutive Documents Proposal. Broker non-votes will have no effect, however, on the proposal to approve the Adjournment Proposal. If you hold shares of common stock through a broker, bank or other organization with custody of your shares, please follow the voting instructions you receive from that organization.

Voting of Shares Owned by Affiliates, Directors and Officers

As of the date of this proxy statement/prospectus, we expect that our directors and executive officers, and each of their respective affiliates, will vote any shares held by them “FOR” the authorization and approval of the Constitutive Documents Proposal and the Adjournment Proposal.

Voting by Telephone or Through the Internet

Our shareholders may have the option to submit their proxies or voting instructions by telephone or electronically through the Internet instead of submitting proxies by mail on the enclosed proxy card. You should check your proxy card or the voting instruction form forwarded by your broker, bank, trustee or other nominee of record to see which options are available.

Our shareholders of record may submit proxies:

•

By telephone: Use any touch tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

•

Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. We do not cover these costs; they are solely your responsibility.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon SEC rules that permit us to deliver only one proxy statement/prospectus to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. If you share an address with another

Teekay shareholder and have received only one proxy statement/prospectus, you may contact us as specified below to request a separate copy of this document and we will promptly send a separate copy to you at no cost to you:

MACKENZIE PARTNERS, INC.

1407 Broadway

New York, NY 10018

Call Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

Recommendation of the Board

The Board has unanimously determined that the Redomiciliation is in the best interests of Teekay and the shareholders of Teekay, and has unanimously approved the Redomiciliation and the transactions contemplated thereby (including, among others, the adoption, upon effectiveness of the Redomiciliation, of the Memorandum of Continuance and the Bermuda Bye-laws in place of the Articles of Incorporation and Marshall Islands Bylaws). The Board unanimously recommends that shareholders vote “FOR” the approval of the Constitutive Documents Proposal and “FOR” the approval of the Adjournment Proposal.

PROPOSALS TO BE VOTED ON AT SPECIAL MEETING OF SHAREHOLDERS

PROPOSAL NO. 1

THE CONSTITUTIVE DOCUMENTS PROPOSAL

Description

As discussed in this proxy statement/prospectus, our shareholders are being asked to consider and vote on the Constitutive Documents Proposal to adopt the Memorandum of Continuance and the Bermuda Bye-laws, in each case governed by the laws of Bermuda and attached to this proxy statement/prospectus as Appendix A and Appendix B, respectively, in place of Teekay’s Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws.

We are asking you, as a Teekay shareholder, to authorize the holder of any proxy solicited by the Board to vote in favor of the Constitutive Documents Proposal.

If approved by the Teekay shareholders, the changes to our constitutive documents contemplated by the Constitutive Documents Proposal will become effective upon the effectiveness of the Redomiciliation. The Redomiciliation will become effective upon the issuance of the certificate of continuance by the Registrar of Companies in Bermuda, and is subject to the satisfaction of any other conditions that may be required. Even if our shareholders approve the Constitutive Documents Proposal, our Board may elect to abandon the Redomiciliation in its sole discretion at any time. Please see “Redomiciliation.”

Vote Required for Approval

Approval of the Constitutive Documents Proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Constitutive Documents Proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast.

The Board recommends a vote “FOR” the Constitutive Documents Proposal.

PROPOSAL NO. 2

THE ADJOURNMENT PROPOSAL

Description

The Adjournment Proposal will allow us to adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

We are asking you, as a Teekay shareholder, to authorize the holder of any proxy solicited by the Board to vote in favor of the Adjournment Proposal.

Required Vote

Approval of the Adjournment Proposal requires the affirmative vote of a majority of votes cast by the holders of outstanding common stock entitled to vote on the Adjournment Proposal and represented in person or by proxy at the Special Meeting. Shares present but not voted, abstentions, broker non-votes and shares not in attendance at the Special Meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

To the extent it is needed, the Board recommends a vote “FOR” the Adjournment Proposal.

THE REDOMICILIATION

General

Subject to shareholder approval of the Constitutive Documents Proposal at the Special Meeting as set forth in this proxy statement/prospectus, we plan to effectuate the Redomiciliation in Bermuda by filing an application with the Registrar of Companies in Bermuda that includes the following: (a) the original signed Memorandum of Continuance of Teekay, (b) notice of the address of the registered office in Bermuda of Teekay, (c) a copy of the legal opinion of our Marshall Islands counsel addressed to the Bermuda Monetary Authority, (d) financial statements of Teekay, (e) a copy of the consent of the Bermuda Monetary Authority, (f) any applicable fees and (g) such additional documents as the Registrar of Companies may require. For a more detailed description of steps involved in effecting the Redomiciliation, please see “—Certain Redomiciliation Filings and Actions” below.

Upon the issuance of a certificate of continuance by the Registrar of Companies in Bermuda, we will be, under Bermuda law, domesticated from the Marshall Islands and will continue as a Bermuda exempted company, subject to the Bermuda Companies Act and other laws of Bermuda, and we will be renamed “Teekay Corporation Ltd.” Under Bermuda law, the Redomiciliation into Bermuda is deemed effective upon the registration of the Memorandum of Continuance and the issuance of a certificate of continuance by the Registrar of Companies in Bermuda. Upon effectiveness of the Redomiciliation in Bermuda, we will file a certificate of transfer with the Registrar of Corporations in the Marshall Islands, which will deem the Redomiciliation effective as of such date.

In connection with the Redomiciliation, Teekay seeks shareholder approval of the Memorandum of Continuance and the Bermuda Bye-laws; we are not seeking approval of the Redomiciliation. Subject to the approval of the Constitutive Documents Proposal by the shareholders at the Special Meeting, upon the effectiveness of the Redomiciliation the Memorandum of Continuance and the Bermuda Bye-laws will be the constitutive documents of Teekay (Bermuda).

Background and Benefits of the Redomiciliation

Various governments and organizations such as the European Union and OECD are increasingly focused on tax reform and other legislative or regulatory action to increase tax revenue. In January 2019, the OECD announced further work in continuation of its Base Erosion and Profit Shifting project, focusing on two “pillars.” Pillar One provides a framework for the reallocation of certain residual profits of multinational enterprises to market jurisdictions where goods or services are used or consumed. Pillar Two consists of two interrelated rules referred to as Global Anti-Base Erosion Rules, which operate to impose a minimum tax rate of 15% calculated on a jurisdictional basis but provide an exemption from Pillar Two taxation for international shipping income and qualified ancillary international shipping income. In October 2021, more than 130 countries tentatively signed on to a framework that imposes a minimum tax rate of 15%, among other provisions. The framework calls for law enactment by OECD and G20 members in 2022 to take effect in 2023 and 2024. On December 20, 2021, the OECD published model rules to implement the Pillar Two Rules, which are generally consistent with the agreement reached by the framework in October 2021. On December 12, 2022, the European Union member states agreed to implement the Pillar Two Rules, which generally would go into effect in 2024. Legislatures of certain member states within the European Union, as well as legislatures of multiple countries outside of the European Union, in which we (or one of our “constituent entities,” as determined consistent with the Pillar Two framework) operate have drafted or enacted legislation to implement the Pillar Two Rules, including the countries of Singapore, Canada, the United Kingdom, Australia, the Netherlands, and Norway. The Pillar Two Rules ensure that we will be subject to a minimum of 15% tax on our income ineligible for the international shipping exemption.

Bermuda responded to the Pillar Two framework by enacting the Bermuda Tax Act on December 27, 2023, which will apply a 15% income tax on Bermuda companies within a “Multinational Enterprise Group” with consolidated annual revenue of €750M or more in two of the four previous fiscal years. The Bermuda Tax Act results in the imposition of a 15% Bermuda corporate income tax effective for fiscal years beginning on or after 1 January 2025. Under the Bermuda Tax Act, an entity is considered a “Bermuda Tax Resident Entity” if the entity is incorporated, formed or organized in Bermuda, unless the entity is tax resident in another jurisdiction under the laws of that jurisdiction based on its location of management and control. As such, our Board believes that a change in incorporation from the Marshall Islands to Bermuda so that we will be tax resident in Bermuda in accordance with the Bermuda Tax Act is in line with our existing and historical governance practice of having our central management and control located in Bermuda. We have existing ties to Bermuda, where we have our principal executive office and corporate officers and where certain of our subsidiaries are either organized or registered. The Redomiciliation is also expected to result in legal, administrative, and other similar efficiencies as we would be subject only to Bermuda corporate law and economic substance requirements of Bermuda following the Redomiciliation, and would no longer be subject to the relevant law and requirements in both the Marshall Islands and Bermuda. We believe that we and our subsidiaries are compliant with the Bermuda economic substance requirements and will continue to be compliant following the Redomiciliation with our existing level of substance in Bermuda. We currently file economic substance declarations in both the Marshall Islands and Bermuda. Without our redomiciliation to Bermuda, the definition of residency in the Bermuda Tax Act creates a risk that we can no longer rely on our substance in Bermuda in order to meet the Marshall Islands’ economic substance requirements. Failure to comply with the Marshall Islands’ economic substance laws could result in fines or other penalties, increased monitoring and audits, and the dissolution of the non-compliant entity which could also have an adverse effect on our business, financial condition, or operating results.

Our management team and Board considered other possible new jurisdictions for Teekay’s domicile and concluded that a Bermuda domicile would best serve Teekay’s goals and interests. We reached this conclusion, in part, based on (a) our existing ties to Bermuda, which are described above and which we believe will reduce disruption from the Redomiciliation to our existing operations and (b) our belief that we and our subsidiaries are compliant with the Bermuda economic substance requirements and will continue to be compliant following the Redomiciliation with our existing level of substance in Bermuda.

In addition to the Redomiciliation of Teekay from the Marshall Islands to Bermuda, Teekay Tankers likewise proposes transferring its domicile from the Marshall Islands and continuing as an exempted company in Bermuda. Effectiveness of the Teekay Redomiciliation is not conditioned upon effectiveness of the proposed Teekay Tankers redomiciliation. Even if our shareholders approve the Constitutive Documents Proposal, our Board may elect to abandon the Redomiciliation in its sole discretion at any time.

As a matter of Bermuda law, the Redomiciliation provisions do not operate: (a) to create a new legal entity; (b) to prejudice or affect the identity or continuity of Teekay as previously constituted (other than as a result of differences between Marshall Islands and Bermuda law and related changes to our constitutive documents); (c) to affect the property of Teekay; (d) to affect any appointment made, resolution passed or any other act or thing done in relation to Teekay pursuant to a power conferred by the constitutive documents of Teekay (Marshall Islands) or by the laws of the jurisdiction under which Teekay was previously incorporated, registered or existing; (e) to render defective any legal proceedings by or against Teekay; and any legal proceedings that could have been continued or commenced by or against Teekay before the Redomiciliation under applicable law may, notwithstanding the Redomiciliation, be continued or commenced by or against Teekay after the Redomiciliation. Under the Marshall Islands Business Corporations Act, or the MIBCA, the transfer of domicile of Teekay (Marshall Islands) out of the Republic of the Marshall Islands shall not affect any obligations or liabilities of Teekay (Bermuda) incurred prior to such transfer, nor affect the choice of law applicable to obligations or rights prior to such transfer, nor adversely affect the rights of creditors or shareholders of the corporation existing immediately prior to such transfer.

Shareholder Rights

The Redomiciliation will change our jurisdiction of incorporation from the Marshall Islands to Bermuda and, as a result, our constitutive documents will change and will be governed by Bermuda rather than Marshall

Islands law. There are some differences between the corporate law of the Marshall Islands and that of Bermuda. There are also some differences between the Memorandum of Continuance and the Bermuda Bye-laws and our Articles of Incorporation and Marshall Islands Bylaws. We describe these changes in more detail under “Description of Share Capital of Teekay (Bermuda)—Comparison of Shareholder Rights.” However, the rights of shareholders under the new Memorandum of Continuance and the Bermuda Bye-laws will be substantially the same as under our Articles of Incorporation and Marshall Islands Bylaws, subject to changes required to conform to the Bermuda Companies Act. We do not believe that the powers, preferences or special rights of any class of shares will be adversely affected by the Redomiciliation nor do we believe that the Memorandum of Continuance and Bermuda Bye-laws exclude or limit the right of a holder to vote on any matter. Our business, assets and liabilities on a consolidated basis, as well as our Board, executive officers, share capital, principal business location and fiscal year, will be the same immediately following effectiveness of the Redomiciliation as they are immediately prior to the Redomiciliation.

The Memorandum of Continuance and the Bermuda Bye-laws are attached as Appendix A and Appendix B, respectively, to this proxy statement/prospectus.

No Change in Management or Our Board of Directors

Our executive officers and Board will remain the same upon effectiveness of the Redomiciliation. Our current executive officers are Kenneth Hvid (President and Chief Executive Officer) and Brody Speers (Chief Financial Officer). Our current Board is comprised of Chair David Schellenberg and other directors Peter Antturi, Rudolph Krediet, Heidi Locke Simon, Alan Semple and Kenneth Hvid.

In addition, the composition of the Audit Committee, the Compensation and Human Resources Committee and the Nominating and Governance Committee of our Board will not change upon effectiveness of the Redomiciliation.

Interests of Certain Directors, Executive Officers and Major Shareholders in the Redomiciliation

As of the Record Date, Resolute Investments, Ltd. (or Resolute) owned approximately 34.8% of Teekay’s outstanding common stock. The ultimate controlling person of Resolute is Path Spirit Limited (or Path), which is the trust protector for the trust that indirectly owns all of Resolute’s outstanding equity. One of our current directors, Rudolph Krediet, is a partner at Anholt Services (USA), a wholly-owned subsidiary of Kattegat Limited, the parent company of Resolute. Director Peter Antturi serves as an executive officer and director of Resolute and other Kattegat Limited subsidiaries and affiliates. In addition, our director Heidi Locke Simon is engaged as a consultant to Kattegat Limited to oversee its investments, including in Teekay Corporation and Teekay Tankers.

As of the Record Date, the current directors and executive officers of Teekay and their affiliates owned (directly or indirectly) and had the right to vote an additional approximately 3.29% of the common stock entitled to be voted at the Special Meeting.

Redomiciliation Share Conversion

On the effective date of the Redomiciliation, all of the shares of Teekay (Marshall Islands) common stock and preferred stock will automatically convert by operation of law into shares of the same class of Teekay (Bermuda) on a one-for-one basis. The number of common shares of Teekay (Bermuda) issued and outstanding immediately after the Redomiciliation will be the same as the number of shares of common stock of Teekay (Marshall Islands) issued and outstanding immediately prior to the Redomiciliation. Neither the number of authorized shares nor the par value per share is changing as part of the Redomiciliation.

Teekay (Bermuda) will not issue new share certificates to Teekay (Bermuda) shareholders who currently hold any Teekay (Marshall Islands) share certificates. A shareholder who currently holds any Teekay (Marshall

Islands) share certificates will receive a new share certificate only upon any future transaction in Teekay (Bermuda) shares that requires the transfer agent to issue new share certificates in exchange for existing share certificates. It is not necessary for shareholders of Teekay (Marshall Islands) to exchange their existing share certificates for share certificates of Teekay (Bermuda). Until surrendered and exchanged, each certificate evidencing shares of Teekay (Marshall Islands) common stock will be deemed for all purposes of the Company to evidence the identical number of common shares of Teekay (Bermuda). Holders of uncertificated shares of Teekay (Marshall Islands) common stock immediately prior to the Redomiciliation will continue as holders of uncertificated common shares of Teekay (Bermuda) upon effectiveness of the Redomiciliation.

Stock Exchange Listing

We expect that Teekay (Bermuda)’s common shares will continue to be listed on the New York Stock Exchange (NYSE) under the same ticker symbol under which the shares of Teekay (Marshall Islands) common stock are currently traded, and that such shares will begin trading on the NYSE on or promptly following the effective date of the Redomiciliation.

Required Vote; Board Recommendation

Approval of the Constitutive Documents Proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Constitutive Documents Proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast. Please see “The Special Meeting—Vote Required; Shares Entitled to Vote.”

Our Board unanimously recommends that our shareholders vote “FOR” the Constitutive Documents Proposal and the Adjournment Proposal (i.e., to adjournment of the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal).

No Dissenters’ Rights of Appraisal in the Redomiciliation

Under Marshall Islands law and our Articles of Incorporation and Marshall Islands Bylaws, our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights of their shares as a result of the Redomiciliation.

Regulatory Matters

We are not aware of any other governmental approvals or actions that are required to complete the Redomiciliation other than compliance with U.S. federal and state securities laws (e.g., effectiveness under the U.S. Securities Act of the registration statement of which this proxy statement/prospectus is a part) and Marshall Islands and Bermuda corporate law.

Certain Redomiciliation Filings and Actions

The Redomiciliation will change the jurisdiction of incorporation of Teekay from the Marshall Islands to Bermuda, will result in our name changing to “Teekay Corporation Ltd.” and will include, among others, the following filings and actions:

(a)

filing of an application with the Bermuda Monetary Authority that contains (i) a statement of the proposed business of Teekay, (ii) information concerning the beneficial owners of Teekay and (iii) a legal opinion of our Marshall Islands counsel addressed to the Bermuda Monetary Authority;

(b)	filing an application with the Registrar of Companies in Bermuda that contains (i) the original signed memorandum of continuance of Teekay, (ii) notice of the address of the registered office in

Bermuda of Teekay, (iii) a copy of the legal opinion of our Marshall Islands counsel addressed to the Bermuda Monetary Authority, (iv) financial statements of Teekay, (v) a copy of the consent of the Bermuda Monetary Authority, (vi) any applicable fees and (vii) such additional documents as the Registrar of Companies in Bermuda may require; subject to shareholder approval of the Constitutive Documents Proposal as set forth in this proxy statement/prospectus, upon the Redomiciliation taking effect by issuance of the certificate of continuance by the Registrar of Companies in Bermuda, the Memorandum of Continuance and the Bermuda Bye-laws will replace the Articles of Incorporation and Marshall Islands Bylaws as the constitutive documents of Teekay (Bermuda)

(c)

filing an application with the Bermuda Monetary Authority for its consent for the issue and free transferability of all of Teekay (Bermuda)’s shares to and between persons resident and non- resident of Bermuda for exchange control purposes, provided that such shares remain listed on an appointed stock exchange, which includes the NYSE;

(d)	filing with the Registrar of Corporations of the Republic of the Marshall Islands a certificate of transfer; and

(e)

our Board approving: (i) 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda as the registered address of Teekay (Bermuda), or such other address in Bermuda as confirmed by the secretary of Teekay if different from the aforementioned address at the time of the effectiveness of the Redomiciliation; (ii) the continuation of the current secretary of Teekay (Marshall Islands), namely Frans Lotz, and the current assistant secretary of Teekay (Marshall Islands), namely N. Angelique Burgess, respectively, as the secretary and assistant secretary of Teekay (Bermuda); and (iii) the continuation of the Class I, Class II and Class III directors of Teekay (Marshall Islands) immediately prior to the Redomiciliation taking effect as the Class I, Class II and Class III directors, respectively, of Teekay (Bermuda) upon the Redomiciliation taking effect.

Material Tax Consequences of the Redomiciliation

In the opinion of Watson Farley & Williams LLP, our Marshall Islands counsel, and Conyers Dill & Pearman Limited, our special Bermuda counsel, at the time of the Redomiciliation we will not, and our non-Marshall Islands citizen or resident shareholders will not, be subject to taxation in the Marshall Islands or Bermuda in respect of our domestication from the Marshall Islands and our continuance into Bermuda as an exempted company upon the Redomiciliation. However, the provisions of the Bermuda Tax Act shall apply on the assessment of our income, which may result in tax being applied to taxable profits, depending on the nature of such profits and/or income. Under the current Bermuda tax law, there are no withholding taxes payable in Bermuda on dividends distributed by us to our shareholders. For a more detailed discussion, please see “Material Non-United States Income Taxation.” In the opinion of Perkins Coie LLP, our U.S. counsel, the Redomiciliation will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Code for purposes of U.S. federal income tax matters and, accordingly, neither we nor U.S. Holders will recognize taxable gain or loss as a result of the Redomiciliation for U.S. federal income tax purposes. Please see “Material United States Federal Income Taxation—U.S. Federal Income Tax Considerations of the Redomiciliation.”

BUSINESS

Overview, History and Development

Overview

We are a leading provider of international crude oil marine transportation and other marine services. We currently provide these services directly and through our controlling ownership interest in Teekay Tankers, one of the world’s largest owners and operators of mid-sized crude tankers.

Our consolidated entities manage and operate approximately 65 conventional tankers and other marine assets, including vessels operated for the Australian government. With offices in eight countries and approximately 2,200 seagoing and shore-based employees, we provide a comprehensive set of marine services to the world’s leading energy companies.

Our organizational structure can be divided into (a) our controlling interest in Teekay Tankers and (b) Teekay Parent.

As of August 1, 2024, we have an economic ownership interest of 28.5% in Teekay Tankers and hold 53.6% of the voting power of Teekay Tankers, through our ownership of shares of Teekay Tankers’ Class A and Class B common stock. Teekay Tankers includes all of our conventional crude oil and product tankers. Teekay Tankers’ conventional tankers primarily operate in the spot tanker market or are subject to time charters or contracts of affreightment that are priced on a spot market basis or are short-term, fixed-rate contracts. Teekay Tankers considers contracts that have an original term of less than one year in duration to be short-term. As of June 30, 2024, two of its tankers are on fixed-rate time-charter contracts with an initial duration of at least one year. Teekay Tankers also owns a ship-to-ship (or STS) transfer business that performs full service lightering and lightering support operations in the U.S. Gulf and Caribbean. Please read “—B. Business Overview—Our Consolidated Fleet” and “—C. Organizational Structure” in our 2023 Annual Report.

As at June 30, 2024 Teekay Parent has a net cash and short-term investments position of approximately $328 million. In addition to its interests in Teekay Tankers highlighted above, Teekay Parent also has direct business operations in Australia through which it provides operational and maintenance marine services to third parties, and Teekay Parent provides marine and corporate services to Teekay Tankers through its various management services companies. Teekay Parent no longer has direct interests in any vessels or FPSO units. Please read “—B. Operations—Teekay Parent” in our 2023 Annual Report.

The Teekay organization was founded in 1973. We are a Marshall Islands corporation and maintain our principal executive office at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda. Our telephone number at such address is (441) 298-2530.

The SEC maintains an Internet site at www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our website is www.teekay.com. The information contained on our website is not part of this proxy statement/prospectus.

Business Overview

We have two primary lines of business: (1) conventional tankers and (2) marine services. We allocate capital and assess performance from the separate perspectives of Teekay Tankers and Teekay Parent, as well as from the perspective of the lines of business.

Teekay Tankers

The primary business of Teekay Tankers is to own and operate crude oil and refined product tankers. Teekay Tankers employs a chartering strategy that seeks to capture upside opportunities in the tanker spot market while using fixed-rate time charters and full service lightering contracts to reduce downside risks. In addition to its core business, Teekay Tankers also provides STS support services, along with its tanker commercial management operations. We believe this improves Teekay Tankers’ ability to manage the cyclicality of the tanker market through the less volatile cash flows generated by these operational areas. Historically, the tanker industry has experienced volatility in profitability due to changes in the supply of, and demand for, tanker capacity. Tanker supply and demand are each influenced by several factors beyond our control.

Teekay Parent

In addition to its holdings in Teekay Tankers, Teekay Parent has direct business operations in Australia through which it provides operational and maintenance marine services to the Australian government and third parties, and Teekay Parent also provides marine and corporate services to Teekay Tankers through its various management services companies.

Teekay Parent has been operating in Australia for over 25 years, providing various marine services to the Commonwealth of Australia and other Australian companies; Teekay Parent is one of the largest employers of Australian seafarers. Our marine services business in Australia provides operations, supply, maintenance and engineering support and crewing and training services, primarily under long-term contracts with the Commonwealth of Australia, for 10 Australian government-owned vessels. In addition, we provide crewing services for an FPSO unit in Western Australia.

Our Fleet

The following table summarizes our owned and chartered-in fleet as at June 30, 2024, and excludes third-party vessels under management:

	Owned Vessels		Chartered-in Vessels	Total
Teekay Tankers
Conventional Tankers
Aframax Tankers / LR2 Product Tankers	17		7	24
Suezmax Tankers	25		1	26
VLCC Tanker	1	(1)	—	1
STS Support Vessels	—		2	2

	43		10	53

(1)	Very Large Crude Carrier (or VLCC) is 50%-owned by Teekay Tankers.

Our owned and leased vessels are of Bahamian and Hong Kong registry.

Please read “Note 7—Long-Term Debt” and “Note 8—Leases” included in “Item 18—Financial Statements” included in our 2023 Annual Report for information with respect to major encumbrances against our vessels.

For more information about our business, please read “Item 4.B Information on the Company—Business Overview” of our 2023 Annual Report, in our Form 6-K for the three-month period ended March 31, 2024, which we furnished to the SEC on May 10, 2024 and in our Form 6-K for the six month period ended June 30, 2024 which we furnished to the SEC on August 2, 2024, each of which is incorporated by reference into this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

We are incorporating by reference into this proxy statement/prospectus the (a) Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2023 and 2022 under “Item 5—Operating and Financial Review and Prospects—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our 2023 Annual Report, (b) Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months ended March 31, 2024 included in our Report on Form 6-K furnished to the SEC on May 10, 2024 and (c) Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2024 included in our Report on Form 6-K furnished to the SEC on August 2, 2024. These referenced sections should be read in conjunction with the other information in this proxy statement/prospectus and the other information incorporated by reference into this proxy statement/prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The information set forth under “Item 11. Quantitative and Qualitative Disclosures About Market Risk” in our 2023 Annual Report is incorporated by reference into this proxy statement/prospectus. The referenced section should be read in conjunction with the other information in this proxy statement/prospectus and the other information incorporated by reference into this proxy statement/prospectus.

MANAGEMENT

Directors, Senior Management and Employees

Our directors and senior management and their ages as of August 7, 2024 are listed below:

Name	Age	Position
David Schellenberg	60	Chair (1)(2)(3)
Peter Antturi	65	Director
Rudolph Krediet	46	Director (3)
Heidi Locke Simon	56	Director (2)(4)(5)
Alan Semple	64	Director (6)
Kenneth Hvid	56	Director (5), President and Chief Executive Officer
Brody Speers	41	Chief Financial Officer
Frans Lotz	39	General Counsel, Secretary & Privacy Officer

(1)	Chair of Nominating and Governance Committee.
(2)	Member of Audit Committee.
(3)	Member of Compensation and Human Resources Committee.
(4)	Chair of Compensation and Human Resources Committee.
(5)	Member of Nominating and Governance Committee.
(6)	Chair of Audit Committee.

Certain biographical information about each of these individuals included in the table above is set forth below.

David Schellenberg joined the board of Teekay Corporation in 2017 and was appointed as its Chair in June 2019. Mr. Schellenberg has served on the board of Teekay Tankers Ltd. since June 2019 and served on the board of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P. (now known as Seapeak), from May 2019 until Stonepeak’s acquisition of Seapeak in January 2022. He is a member of the Audit Committees of both

Teekay Corporation and Teekay Tankers Ltd. Mr. Schellenberg brings over 25 years of financial and operating leadership experience to these roles. He is currently a Managing Director and Principal with Highland West Capital, a private equity firm in Vancouver, Canada. Prior to that, Mr. Schellenberg was with specialty aviation and aerospace businesses, Conair Group and its subsidiary Cascade Aerospace, from 2000 to 2013 and served as President and Chief Executive Officer from 2007 to 2013. Mr. Schellenberg also acted as a Managing Director in the Corporate Office of the Jim Pattison Group, Canada’s second largest private company, from 1991 to 2000. Mr. Schellenberg is a member of the Young Presidents’ Organization, holds an MBA and is a Fellow of the Chartered Professional Accountants of Canada (FCPA, FCA).

Peter Antturi joined the board of Teekay Corporation in 2019 and brings over 30 years of financial and operational experience in the shipping industry to this role. He also joined the board of Teekay Tankers Ltd. in June 2021. Additionally, Mr. Antturi serves as an executive officer and director of Teekay Corporation’s largest shareholder, Resolute Investments, Ltd. (or Resolute), as well as other subsidiaries and affiliates of Kattegat Limited, a parent company of Resolute. Mr. Antturi previously worked with Teekay from 1991 through 2005, serving as President of Teekay’s shuttle tanker division, as Senior Vice President, Chief Financial Officer and Controller.

Rudolph Krediet joined the board of Teekay Corporation in 2017 and brings over 20 years of experience as a financial investment professional to this role. He has served as a partner at Anholt Services (USA), Inc., a wholly-owned subsidiary of Kattegat Trust, which oversees the trust’s globally diversified investment portfolio, since 2013. Mr. Krediet acted as Principal at Compass Group Management LLC, the manager of Compass Diversified Holdings, a publicly traded investment holding company, from 2010 to 2013, and as Vice President from 2006 to 2009. He acted as Vice President at CPM Roskamp Champion, a global leader in the design of manufacturing of oil seed processing equipment, from 2003 to 2004. Mr. Krediet has an MBA from the Darden Graduate School of Business at the University of Virginia.

Heidi Locke Simon joined the board of Teekay Corporation in 2017 and currently serves as the Chair of the Compensation and Human Resources Committee. Ms. Locke Simon brings over 25 years of strategic management experience to this role. She also served on the board of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P. (now known as Seapeak), from June 2021 until Stonepeak’s acquisition of Seapeak in January 2022, and as a Board Observer with Teekay Corporation from 2016 to 2017. Ms. Locke Simon was formerly a partner at Bain & Company, a global management consulting organization, where she worked from 1993 to 2012. Prior to this, Ms. Locke Simon was an Investment Banking Analyst at Goldman, Sachs & Co. She also served as a director of KQED Public Media from 2008 to 2014. Ms. Locke Simon has served as a director of Compass Diversified Holdings (NYSE: CODI) since July 2023, where she is also a member of the Audit Committee, as Board Chair of Reflex Protect, Inc. since 2021, and as a director of Turning Green since 2004. Ms. Locke Simon holds an MBA from Harvard Business School. She has completed the NACD Directorship Certificate and CERT Certificate in Cyber-Risk Oversight offered by the National Association of Corporate Directors.

Alan Semple has served as a director of Teekay Corporation since 2015 and currently serves as the Chair of the Audit Committee of Teekay Corporation. He previously served on the board of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P. (now known as Seapeak LLC), from May 2019 until Stonepeak’s acquisition of Seapeak in January 2022. Mr. Semple brings over 30 years of finance experience, primarily in the energy industry, to these roles. He was formerly a director and Chief Financial Officer at John Wood Group PLC (or Wood Group), a provider of engineering, production support and maintenance management services to the oil and gas and power generation industries, a role he held from 2000 until his retirement in 2015. Prior to this, Mr. Semple held a number of senior finance roles in Wood Group from 1996. Mr. Semple currently serves on the board of Cactus, Inc. (NYSE: WHD) where he is the Chair of the Audit Committee. He also served as a director and Chair of the Audit Committee of Cobham PLC (LSE: COB) until 2018. Mr. Semple graduated from the University of Strathclyde (Glasgow, Scotland) in 1979 with a Bachelor of Arts degree in Business Administration and is a member of the Institute of Chartered Accountants of Scotland.

Kenneth Hvid has served as Teekay’s President and Chief Executive Officer since 2017 and joined the board of Teekay Corporation in 2019. He was appointed as President and Chief Executive Officer of Teekay Tankers Ltd. on August 6, 2024, has served as a director of Teekay Tankers Ltd. since 2017 and was appointed as its Chair in 2019. He also served as a director of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P. (now known as Seapeak LLC), from September 2018 to January 2022 and from 2011 to 2015, and was appointed as its Chair in May 2019. Mr. Hvid joined Teekay Corporation in 2000 and was promoted to Senior Vice President, Teekay Gas Services, in 2004 and to President of the Teekay Navion Shuttle Tankers and Offshore division in 2006. He served as Teekay Corporation’s Chief Strategy Officer and Executive Vice President from 2011 to 2015. He also served as a director of Altera Infrastructure GP L.L.C. (formerly known as Teekay Offshore GP L.L.C.) from 2011 to June 2020, and as President and Chief Executive Officer of Teekay Offshore Group Ltd. from 2015 to 2016. Mr. Hvid has 30 years of global shipping experience, 12 of which were spent with A.P. Moller in Copenhagen, San Francisco and Hong Kong. In 2007, Mr. Hvid joined the board of Gard P. & I. (Bermuda) Ltd.

Brody Speers was appointed as Chief Financial Officer of Teekay Corporation and of Teekay Tankers Ltd. on August 6, 2024. He joined Teekay Corporation in 2008 and has served in several senior financial positions in Teekay’s Finance, Accounting and Strategic Development departments. Mr. Speers was promoted to Director, Finance in 2013, Vice President, Finance in 2017 and Vice President, Finance and Treasurer in January 2022. Mr. Speers also served as Chief Financial Officer of Teekay Gas Group Ltd., a company that provided services to Teekay LNG Partners L.P. and its affiliates, in 2017 and 2018. Prior to joining Teekay, Mr. Speers worked as a Chartered Professional Accountant for an accounting firm in Vancouver, Canada. Mr. Speers is also a Chartered Business Valuator.

Frans Lotz was appointed as General Counsel, Secretary and Privacy Officer of Teekay Corporation in October 2022, after having served as Secretary and Privacy Officer since March 2022. He has also served as Secretary of Teekay Tankers Ltd. since March 2022. Mr. Lotz joined Teekay Corporation in 2018 as in-house legal counsel. Prior to joining Teekay, Mr. Lotz practiced finance and corporate law in Vancouver, Canada. Mr. Lotz is a member of the Law Society of British Columbia and holds a Juris Doctor from Dalhousie University, a Bachelor of Arts from the University of Alberta and a Bachelor of Commerce from the University of Pretoria.

Compensation of Senior Management

The aggregate compensation earned in 2023, excluding equity-based compensation described below, by Teekay’s two executive officers, Kenneth Hvid and Brody Speers (or the Executive Officers), was $2.63 million. This is comprised of base salary ($0.86 million), annual bonus ($1.49 million) and pension and other benefits ($0.28 million). These amounts were paid primarily in Canadian Dollars, but are reported here in U.S. Dollars using an average exchange rate of 1.35 Canadian Dollars for each U.S. Dollar for 2023. Teekay’s annual bonus plan considers both company performance and team performance.

Long-Term Incentive Program

Teekay’s long-term incentive program focuses on the returns realized by our shareholders and is intended to acknowledge and retain those executives who can influence our long-term performance. The long-term incentive plan provides a balance against short-term decisions and encourages a longer time horizon for decisions. This program consists of grants of stock options and restricted stock units. During June 2023, Teekay granted 134,089 restricted stock units to employees other than the Executive Officers, and also granted 195,646 restricted stock units and 398,654 stock options to the Executive Officers.

All grants in 2023 were made under our 2023 Equity Incentive Plan.

Board Practices

Our Board currently consists of six members as listed above under “—Directors, Senior Management and Employees”. Our Board is divided into three classes—Class I, Class II and Class III—with members of each class elected to hold office for a term of three years in accordance with the classification indicated below or until his or her successor is elected and qualified, or until their prior resignation, removal or death.

Class I Directors Alan Semple and Kenneth Hvid were elected at the 2024 annual meeting and have terms expiring in 2027. Class II Directors Peter Antturi and David Schellenberg have terms expiring in 2025. Class III Directors Heidi Locke Simon and Rudolph Krediet were elected at the 2023 annual meeting and have terms expiring in 2026.

There are no service contracts between us and any of our directors providing for benefits upon termination of their employment or service.

The Board has determined that each of our directors, other than Kenneth Hvid, Teekay’s President and Chief Executive Officer, has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our director independence standards, which reflect the NYSE director independence standards as currently in effect and as they may be changed from time to time. In making this determination, the Board considered the relationships of Rudolph Krediet, Heidi Locke Simon and Peter Antturi with our largest shareholder or its affiliates and concluded these relationships do not materially affect their independence as directors. Please read “Item 7—Major Shareholders and Certain Relationships and Related Party Transactions” in our 2023 Annual Report.

The Board has adopted Corporate Governance Guidelines that address, among other things, director qualification standards, director functions and responsibilities, director access to management, director compensation and management succession. This document is available under “Investors—Teekay Corporation—Governance” from the home page of our website at www.teekay.com.

The NYSE does not require a company like ours, which is a “foreign private issuer”, to have a majority of independent directors on the Board or to establish compensation or nominating/corporate governance committees composed of independent directors.

The Board has the following three committees: Audit Committee, Compensation and Human Resources Committee, and Nominating and Governance Committee. The membership of these committees and the function of each of the committees are described below. Each of the committees is currently comprised of independent members, other than Mr. Hvid’s membership on the Nominating and Governance Committee, and operates under a written charter adopted by the Board. All of the committee charters are available under “Investors—Teekay Corporation—Governance” from the home page of our website at www.teekay.com. During 2023, the Board held four meetings and each director attended all Board meetings. The members of the Audit Committee, Compensation and Human Resources Committee and Nominating and Governance Committee attended all committee meetings.

Our Audit Committee is composed entirely of directors who satisfy applicable NYSE and SEC audit committee independence standards. Our Audit Committee is currently comprised of Alan Semple (Chair), Heidi Locke Simon and David Schellenberg. All members of the committee are financially literate and the Board has determined that Mr. Semple qualifies as an audit committee financial expert.

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of:

•	the integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of our internal audit function and independent auditors.

Our Compensation and Human Resources Committee is composed entirely of directors who satisfy applicable NYSE compensation committee independence standards. This committee is currently comprised of Heidi Locke Simon (Chair), Rudolph Krediet and David Schellenberg.

The Compensation and Human Resources Committee:

•

reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of these goals and objectives, and determines the Chief Executive Officer’s compensation;

•

reviews and approves the evaluation process and compensation structure for executive officers, other than the Chief Executive Officer, evaluates their performance and sets their compensation based on this evaluation;

•	reviews and makes recommendations to the Board regarding compensation for directors;

•	establishes and oversees long-term incentive compensation and equity-based plans; and

•	oversees our other compensation plans, policies and programs.

Our Nominating and Governance Committee is currently comprised of David Schellenberg (Chair), Kenneth Hvid and Heidi Locke Simon.

The Nominating and Governance Committee:

•	identifies individuals qualified to become Board members and recommends to the Board nominees for election as directors;

•	maintains oversight of the operation and effectiveness of the Board and our corporate governance;

•	develops, updates and recommends to the Board corporate governance principles and policies applicable to us, and monitors compliance with these principles and policies; and

•	oversees the evaluation of the Board and its committees.

The Board’s Role in Oversight of Environmental, Social and Corporate Governance

Our Corporate Governance Guidelines outline the Board’s role in oversight of our health, safety and environmental performance and our performance on sustainability and diversity efforts. In addition, the Board is responsible for evaluating and overseeing compliance with our policies, practices and contributions made in fulfillment of our social responsibilities and commitment to sustainability.

Share Ownership

The following table sets forth certain information regarding beneficial ownership, as of August 1, 2024, of our common stock by our current directors and executive officers as a group. The information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules a person or entity beneficially owns any shares that the person or entity (a) has or shares voting or investment power or (b) has the right to acquire as of September 30, 2024 (60 days after August 1, 2024) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. Information for all persons listed below is based on information delivered to us.

Identity of Person or Group	Shares Owned	Percent of Class
All directors and executive officers as a group (7 persons) (1)(2)	3,022,550	3.29	% (3)(4)

(1)

Includes 2,019,914 shares of common stock subject to stock options exercisable as of September 30, 2024 under our equity incentive plans with a weighted-average exercise price of $5.57 that expire between March 9, 2025 and June 7, 2033. Excludes 566,842 shares of common stock subject to stock options that may become exercisable after September 30, 2024 under the plans with a weighted average exercise price of $4.25, that expire between June 30, 2032 and June 7, 2033. Also includes 662,909 restricted stock units (or RSUs) that have vested but have not been issued as at August 1, 2024. Excludes shares held by our largest shareholder, Resolute, whose ultimate parent is Path Spirit Limited (or Path), which is the trust protector for the trust that indirectly owns all of Resolute’s outstanding equity. For additional information on the relationships between Resolute and certain of our directors, please see the section titled “Item 7—Major Shareholders and Certain Relationships and Related Party Transactions—Relationships with our Major Shareholder” in our 2023 Annual Report.

(2)

Each director is expected to hold shares or certain other types of awards of Teekay or Teekay Tankers having a value of at least three times the value of the annual equity retainer paid to them for their Board service no later than the sixth anniversary of the date on which the director joined the Board or any subsequent increase in the equity retainer. In addition, each executive officer and certain other senior employees are expected to acquire shares of Teekay’s or Teekay Tankers’ common stock or certain other types of awards equivalent in value to one to four times their annual base salary (depending on their respective positions). These executive officers and senior employees have to comply with these guidelines within five years after joining Teekay or achieving a position covered by the guidelines.

(3)	Based on a total of 91,835,937 outstanding shares of our common stock as of August 1, 2024.
(4)

Each director and executive officer, save for Kenneth Hvid, our President & Chief Executive Officer, beneficially owns less than 1% of the outstanding shares of common stock. As of August 1, 2024, Mr. Hvid beneficially owned 1,880,225 shares of our common stock, representing approximately 2.05% of our then-outstanding shares of common stock.

For more information about our Board of Directors, senior management and employees, please read “Item 6. Directors, Senior Management and Employees” of our 2023 Annual Report which is incorporated by reference into this proxy statement/prospectus.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership, as of August 1, 2024, of our common stock by each entity or group it knows to beneficially own more than 5% of the common stock. The number of shares beneficially owned by each entity or group is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules a person or entity beneficially owns any shares as to which the person or entity has or shares voting or investment power. In addition, an entity or group beneficially owns any shares that the entity or group has the right to acquire as of September 30, 2024 (60 days after August 1, 2024) through the exercise of any stock option or other right. Unless otherwise indicated, each entity or group listed below has sole voting and investment power with respect to the shares set forth in the following table.

Identity of Person or Group	Shares Owned	Percent of Class (3)
Resolute Investments, Ltd. (1)	31,936,012	34.8%
Dimensional Fund Advisors LP (2)	5,527,077	6.0%

(1)

Includes shared voting and shared dispositive power. The ultimate controlling person of Resolute is Path, which is the trust protector for the trust that indirectly owns all of Resolute’s outstanding equity. This information is based in part on the Schedule 13D/A (Amendment No. 12) filed by Resolute and Path with the SEC on September 6, 2023. Resolute’s beneficial ownership was 35.1% on December 31, 2023, and 32.5% on December 31, 2022. For additional information on the relationships between Resolute and certain of our directors, please see the section titled “Item 7—Major Shareholders and Certain Relationships and Related Party Transactions—Relationships with our Major Shareholder” in our 2023 Annual Report.

(2)

Dimensional Fund Advisors LP has sole dispositive power as to 5,527,077 common shares and has sole voting power as to 5,218,814 of these common shares. This information is based on the Schedule 13F filed with the SEC on August 9, 2024.

(3)	Based on a total of 91,835,937 outstanding shares of our common stock as of August 1, 2024.

Our major shareholders have the same voting rights as our other shareholders. No corporation or foreign government or other natural or legal person owns more than 50% of our outstanding common stock. We are not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of Teekay.

Teekay and certain of its subsidiaries have relationships or are parties to transactions with other Teekay subsidiaries, including Teekay’s publicly-traded subsidiary, Teekay Tankers. Certain of these relationships and transactions are described in the section titled “Item 7—Major Shareholders and Certain Relationships and Related Party Transactions” in our 2023 Annual Report.

RELATED PARTY TRANSACTIONS

As of August 1, 2024, Resolute owned 34.8% of Teekay’s outstanding common stock. The ultimate controlling person of Resolute is Path, which is the trust protector for the trust that indirectly owns all of Resolute’s outstanding equity. One of Teekay’s directors, Rudolph Krediet, is a partner at Anholt Services (USA), Inc., a wholly-owned subsidiary of Kattegat Limited, the parent company of Resolute. Teekay director Heidi Locke Simon serves as a consultant to Kattegat Limited. Director Peter Antturi serves as an executive officer and director of Resolute and other Kattegat Limited subsidiaries and affiliates.

Kenneth Hvid is Teekay’s President and Chief Executive Officer, and serves as President and Chief Executive Officer and Chair of the board of directors of public company Teekay Tankers Ltd.

Brody Speers is Teekay’s Chief Financial Officer, and serves as Chief Financial Officer of public company Teekay Tankers Ltd.

Because the Chief Executive Officer and Chief Financial Officer of Teekay Tankers are employees of Teekay or other of its subsidiaries, their compensation (other than any awards under the long-term incentive plan of Teekay Tankers) is paid by Teekay or such other applicable entities. Pursuant to agreements with Teekay, Teekay Tankers has agreed to reimburse Teekay or its applicable subsidiaries for time spent by the executive officers on providing services to Teekay Tankers and its subsidiaries. For 2023, these reimbursement obligations totaled approximately $2.1 million. For 2022 and 2021, these reimbursement obligations totaled approximately $1.7 million and $2.0 million, respectively.

No change of control payments or additional compensation will be payable to our directors or executive officers in connection with the Redomiciliation or the Constitutive Documents Proposal.

For more information about these and other relationships and related party transactions, please read “Item 7. Major Shareholders and Related Party Transactions” of our 2023 Annual Report which is incorporated by reference into this proxy statement/prospectus.

DESCRIPTION OF SHARE CAPITAL OF TEEKAY (BERMUDA)

The following description of Teekay (Bermuda)’s equity securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Bermuda Companies Act and the provisions of the proposed Memorandum of Continuance and the Bermuda Bye-laws, which are attached as Appendix A and Appendix B, respectively, to this proxy statement/prospectus. We encourage you to read those laws and documents carefully.

Except where otherwise indicated, the description below reflects Teekay (Bermuda)’s Memorandum of Continuance and the Bermuda Bye-laws as those documents will be in effect upon completion of the Redomiciliation.

General

Teekay (Bermuda) may issue common shares or preferred shares in one or more distinct series, from time to time. This description summarizes the material terms of Teekay (Bermuda)’s common shares and material terms that would be common to all series of Teekay (Bermuda)’s preferred shares.

Authorized Capitalization

Under the Bermuda Bye-laws, Teekay (Bermuda)’s authorized share capital consists of 750,000,000 shares, of which:

•	725,000,000 shares are designated as common shares, par value $0.001 per share; and

•	25,000,000 shares are designated as preferred shares, par value $1.00 per share.

Exchange Listing

Shares of Teekay (Marshall Islands) common stock are listed on the NYSE, where they trade under the symbol “TK”. We expect that Teekay (Bermuda)’s common shares will continue to be listed on the NYSE under the same ticker symbol under which the shares of Teekay (Marshall Islands) common stock are currently traded, and that such shares will begin trading on the NYSE on or promptly following the effective date of the Redomiciliation.

Transfer Agent and Registrar

The registrar and transfer agent for Teekay (Bermuda) common shares is Computershare Inc.

Common Shares

Voting Rights

Under the Bermuda Bye-laws, holders of Teekay (Bermuda)’s common shares are entitled to one vote per share. The holders of Teekay (Bermuda)’s common shares and preferred shares will generally vote together as a single class on matters submitted to a vote of our shareholders unless otherwise required by Bermuda law or the Bermuda Bye-laws.

Dividends

Under the Bermuda Bye-laws, and subject to preferences that may apply to any preferred shares outstanding at the time, the holders of common shares are entitled to any dividends that the Board may declare from time to time out of funds legally available for dividends. Satisfaction of any dividend preferences of outstanding preferred shares would reduce the amount of funds available for the payment of dividends on common shares.

Bermuda law prohibits the declaration or payment of any dividends if there are reasonable grounds for believing that (a) a company is, or after the payment of such dividends would be, unable to pay its liabilities as they become due or (b) the realizable value of the company’s assets would thereby be less than its liabilities. There are no restrictions on the ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of common or preferred shares.

Liquidation Rights

Under the Bermuda Companies Act, upon Teekay (Bermuda)’s liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of common shares will be entitled to receive the same amount per common share of all Teekay (Bermuda)’s assets remaining after the payment of any liabilities and the satisfaction of any liquidation preferences on any outstanding preferred shares.

Other Rights

Teekay (Bermuda)’s common shares have no sinking fund, redemption provisions or preemptive rights to subscribe for any of Teekay (Bermuda)’s securities. The rights, preferences and privileges of holders of Teekay (Bermuda)’s common shares will be subject to the rights of the holders of any preferred shares that Teekay (Bermuda) may issue in the future.

Transferability

There are no restrictions on the transfer of Teekay (Bermuda) common shares, except as may be required by law. The consent of the Bermuda Monetary Authority will be sought for the issue and free transferability of all of Teekay (Bermuda)’s shares to and between persons resident and non-residents of Bermuda for exchange control purposes, provided that such shares remain listed on an appointed stock exchange, which includes the NYSE. If uncertificated shares are surrendered to Teekay (Bermuda) and Teekay (Bermuda) receives proper transfer instructions from the registered owner, Teekay (Bermuda) will cancel such shares, issue to the shareholder entitled thereto new equivalent uncertificated shares or certificated shares, as applicable, and the transaction will be recorded upon Teekay (Bermuda)’s books.

Preferred Shares

The Bermuda Bye-laws authorize the Board to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

The voting, dividend, liquidation, redemption, conversion or other rights of any preferred shares Teekay (Bermuda) may issue could adversely affect the voting power and other rights of the holders of Teekay (Bermuda)’s common shares and may have the effect of decreasing the market price of Teekay (Bermuda)’s common shares.

Anti-Takeover Effect of Certain Provisions of Teekay (Bermuda)’s Bye-laws

Several provisions of the Bermuda Bye-laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen Teekay (Bermuda)’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize shareholder value in connection with any unsolicited offer to acquire Teekay (Bermuda). However, these anti-takeover provisions could also discourage, delay or prevent (a) the merger or acquisition of Teekay (Bermuda) by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (b) the removal of incumbent officers and directors.

Blank Check Preferred Stock

As noted above, under the terms of the Bermuda Bye-laws, the Board has authority, without any further vote or action by Teekay (Bermuda)’s shareholders, to issue up to 25 million “blank check” preferred shares. The Board could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of common shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Teekay (Bermuda) or the removal of Teekay (Bermuda) management and might harm the market price of Teekay (Bermuda)’s common shares.

Classified Board; Election and Removal of Directors

The Bermuda Bye-laws provide for a classified (or “staggered”) board of directors, with the Board divided into three classes, as nearly equal in number as possible, and the directors in each class serving three-year terms and one class being elected each year by the shareholders. This system of electing directors generally makes it more difficult for shareholders to replace a majority of the Board, which may discourage a third party from making a tender offer or otherwise attempting to gain control of Teekay (Bermuda).

Teekay (Bermuda)’s shareholders may not call special general meetings to elect directors except in lieu of an annual meeting as discussed below under Ability to Call Shareholder Meetings. The Bermuda Bye-laws provide that directors of Teekay (Bermuda) of the applicable class of directors shall be elected at the annual general meeting of shareholders and each such director shall serve until the annual general meeting three years following their election and until their successor shall have been duly elected, subject to their earlier resignation, removal or death.

The Bermuda Bye-laws provide that any director or the entire Board may be removed at any time, with cause, by the holders of Teekay (Bermuda)’s common shares or by the Board. The Bermuda Bye-laws provide that any meeting convened for the purpose of removing a director shall contain a statement of the intention so to do and be served on such director not less than 14 days before the meeting and at such meeting the director shall be entitled to be heard on the motion for such director’s removal.

Ability to Call Shareholder Meetings

Under the Bermuda Bye-laws, annual general meetings will be held at a time and place selected by the Board. The meetings may be held in or outside of Bermuda. Under Bermuda law, a company is required to convene an annual general meeting each calendar year, subject to potential waiver by the shareholders.

Our Board may call a special general meeting for any purpose and at any time. In addition, Bermuda law provides that shareholders holding at not less than 10% of the paid-up capital of Teekay (Bermuda) carrying the right of voting at general meetings may requisition the Board to convene a special general meeting, subject to compliance with advance notice requirements set forth in the Bermuda Bye-laws. Save in these circumstances, a shareholder will be prevented from calling a special general meeting for shareholder consideration of a proposal unless scheduled by the Board and shareholder consideration of a proposal may be delayed until the next general meeting.

Notice of Shareholder Proposals

Under Bermuda law, shareholders of Teekay (Bermuda) may, at their own expense (unless the Company otherwise resolves) require the Company to give notice of any resolution that shareholders can properly propose at the next annual general meeting and/or to circulate a statement in respect of a matter referred to in a proposed resolution or any business to be conducted at that general meeting. The number of shareholders of Teekay (Bermuda) necessary for such a request is either (a) the number of shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or (b) not less than 100 shareholders. The proposing shareholders must comply with the advance notice requirements set forth in the Bermuda Bye-laws.

Other Matters

Sales of Assets, Mergers and Dissolution

Under the Bermuda Companies Act, a merger or consolidation involving us (other than with subsidiaries at least 90% of whose shares Teekay (Bermuda) owns) is required to be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of Teekay (Bermuda) or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.

A class of shares may be entitled to vote separately as a class on various corporate activities. The vote for such class will be determined by the Bermuda Companies Act and, if applicable, the Bermuda Bye-laws.

Dissenters’ Rights of Appraisal and Payment

Under the Bermuda Companies Act, if a shareholder who did not vote in favor of an amalgamation or merger is not satisfied that fair value has been offered for such shareholder’s shares, the shareholder may within one month of notice of the shareholders meeting to approve the amalgamation or merger apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Board of Directors

The Bermuda Bye-laws do not provide for cumulative voting in the election of directors. This may discourage, delay or prevent the removal of incumbent officers and directors. Teekay (Bermuda)’s directors are elected by a plurality of the votes cast by shareholders entitled to vote. The Bermuda Bye-laws provide that the Board must consist of at least three members and not more than eleven. The Board may change the number of directors within a range of three to eleven directors pursuant to resolution approved by a majority of the entire board.

Amendment of Memorandum of Continuance or Bye-laws

Under the Bermuda Companies Act, amendments to the Memorandum of Continuance generally may be authorized by a vote of the holders of a majority of all of Teekay (Bermuda)’s outstanding shares entitled to vote. Under Bermuda law, the holders of an aggregate of not less than 20% in par value of Teekay (Bermuda)’s outstanding share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the Memorandum of Continuance adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the Memorandum of Continuance must be made within 21 days after the date on which the resolution altering Teekay (Bermuda)’s Memorandum of Continuance is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

The Bermuda Bye-laws may be amended or repealed, or new bye-laws may be adopted, at any meeting of the Board by the affirmative vote of a majority of the directors, present in person at a meeting of the Board at which a quorum is present (or by unanimous written consent of the entire Board in lieu of a meeting) and by the affirmative vote of the holders of a majority of the voting power of all Teekay (Bermuda)’s outstanding share capital entitled to vote (or by the unanimous written consent of all of the shareholders in lieu of a meeting).

Limitations on Ownership

Neither the Memorandum of Continuance nor the Bermuda Bye-laws limit the right to own Teekay (Bermuda) securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on Teekay (Bermuda)’s securities.

Comparison of Shareholder Rights

Your rights as a shareholder of Teekay (Marshall Islands) are governed by Marshall Islands law and the Articles of Incorporation and Marshall Islands Bylaws. After the Redomiciliation, you will become a shareholder of Teekay (Bermuda), and your rights will be governed by Bermuda law and the Memorandum of Continuance and Bermuda Bye-laws.

Many of the principal attributes of Teekay (Marshall Islands)’s common stock and Teekay (Bermuda)’s common shares will be similar. However, there are some differences between the corporate law of the Marshall Islands and that of Bermuda. There are also some differences between the Memorandum of Continuance and the Bermuda Bye-laws and our Articles of Incorporation and Marshall Islands Bylaws.

The following discussion is a summary of material changes in your rights as a shareholder resulting from the Redomiciliation. This summary is not complete and does not cover all the differences between Bermuda law and Marshall Islands law affecting companies and their shareholders or all the differences between the Articles of Incorporation and Marshall Islands Bylaws and the Memorandum of Continuance and Bermuda Bye-laws. Teekay (Bermuda)’s Memorandum of Continuance and Bermuda Bye-laws are attached as Appendix A and Appendix B, respectively, to this proxy statement/prospectus.

Shareholder Meetings

Marshall Islands	Bermuda
Our Marshall Islands Bylaws provide that our annual meeting shall be held at a time and place selected by our Board. If we fail to hold an annual meeting within 90 days of the designated date or if no date has been designated for a period of 13 months after its last annual meeting, a special meeting in lieu of an annual meeting may be demanded by shareholders holding not less than 10% of the voting power of all outstanding shares entitled to vote at such meeting.	The Bermuda Bye-laws provide that our annual general meeting may be called by the Board.

Special meetings of the shareholders may be called only by our Board.	Special general meetings may be called by the Board for any purpose and at any time, and must be called by the Board upon the requisition by shareholders holding not less than 10% of the paid-up share capital of the Company carrying the right to vote at a general meeting.

Marshall Islands	Bermuda

Meetings of shareholders may be held in or outside of the Marshall Islands.

Notice:

•  For every meeting of shareholders, we must give a written notice of the meeting which states the date, time and place of the meeting and, in the case of a special meeting, the purposes thereof and the name of the person or persons at whose direction the notice is being issued.

•  We must provide a copy of the notice of any meeting personally or send it by mail or electronic transmission not less than 15 nor more than 60 days before the meeting.

Meetings of shareholders may be held in or outside of Bermuda.

Notice:

•  For every meeting of shareholders, written notice must be given by us of the meeting which shall state the date, time, place and purpose of the meeting and, in the case of a special meeting, the purposes thereof and the name of the person or persons at whose direction the notice is being issued.

•  We must provide a copy of the notice of any meeting personally or send it by mail not less than 15 nor more than 60 days before the meeting.

•  The unintentional failure to give notice to any person does not invalidate the proceedings.

Business at meetings; nominations:

•  To nominate persons for election to the Board or to bring other business before an annual meeting of shareholders, a shareholder or shareholders must own not less than 15% of the shares having the right to vote at the meeting on such matter and must comply with the advance notice requirements set forth in the Marshall Islands Bylaws.

•  The business transacted at a special meeting will be limited to the purposes stated in the notice of such meeting.

Business at the meetings; nominations:

•  The Bermuda Bye-laws provide for substantially similar advance notice requirements as the Marshall Islands Bylaws for shareholder proposals for business and nominations to be conducted at an annual or special general meeting.

•  On requisition, and at the expense of the requesting shareholders, a company may give to its shareholders entitled to receive notice of the next annual general meeting notice of any resolution which may properly be moved and is intended to be moved at the meeting. The threshold for shareholder ownership to request any such proposal is either (a) shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having, at the date of the request, a right to vote at the meeting to which the request relates, or (b) not less than 100 shareholders.

•  The business transacted at a special general meeting will be limited to the purposes stated in the notice of such meeting.

Shareholder Voting Rights

Marshall Islands	Bermuda
If a quorum is present, and except as otherwise expressly provided by law, by the Articles of Incorporation or by the Marshall Islands Bylaws, the affirmative vote of a majority of the votes cast at the	Except as otherwise provided in the Bermuda Bye-laws or the Bermuda Companies Act, any action or resolution requiring the approval of the shareholders may be passed by the affirmative vote

Marshall Islands	Bermuda

meeting shall be the act of the shareholders, provided, that directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

Under Marshall Islands law, shareholder actions taken without a shareholder meeting or a vote must be taken by unanimous written consent of the shareholders entitled to vote with respect to the subject matter thereof, unless the articles of incorporation provide otherwise. The Articles of Incorporation are silent on written consents by the shareholders.

The share capital of the Company is divided into two classes: common stock and preferred stock.

Under Marshall Islands law, the holders of a class of stock are entitled to a separate class vote on any proposed amendment to our articles that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.

Under Marshall Islands law, unless otherwise provided in the articles or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting. The Articles of Incorporation provide that for any business submitted to the shareholders at any meeting that has been recommended by a majority of “Continuing Directors” (as defined in the Articles of Incorporation) and for the election of directors at any meeting at which all nominees as directors are recommended by a majority of Continuing Directors, one-third of the shares entitled to vote shall constitute a quorum. Our Marshall Islands Bylaws provide that if a meeting of shareholders is adjourned for lack of quorum on two successive occasions, at the next and any subsequent adjournment of the meeting there must be present either in person or by proxy shareholders of record holding at least 40% of the issued and outstanding shares and entitled to vote at such meeting in order to constitute a quorum.

Any person authorized to vote may authorize another person or persons to act for such person by proxy.

Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

of a majority of the votes cast by holders of shares entitled to vote at a meeting of shareholders that has a quorum present, provided, that directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Generally, any action which may be done by resolution of a company in a general meeting may be done by resolution in writing. The Bermuda Bye-laws provide that such a resolution must be signed by all of the shareholders entitled to vote at a meeting of shareholders. Shareholders may not act by written resolution to remove a director or auditor.

The share capital of the Company is divided into two classes: common shares and preferred shares.

The holders of Teekay (Bermuda)’s common shares and preferred shares will generally vote together as a single class on matters submitted to a vote of our shareholders unless otherwise required by Bermuda law or the Bermuda Bye-laws.

The Bermuda Companies Act does not specify a statutory quorum requirement for general meetings and provides that the bye-laws shall contain such provisions. The Bermuda Bye-laws provide that for any business submitted to the shareholders at any meeting that has been recommended by a majority of “Continuing Directors” (as defined in our Bermuda Bye-laws) and for the election of directors at any meeting at which all nominees as directors are recommended by a majority of Continuing Directors, one-third of the shares entitled to vote shall constitute a quorum. Furthermore, if, at a meeting of shareholders at which the holders of any class of shares of the Company shall be entitled to vote separately as a class, the holders of a majority in number of the total outstanding shares of such class shall constitute a quorum for purposes of such class vote unless the representation of a different number of shares of such class shall be required by law or the Bermuda Bye-laws.

Any person authorized to vote may authorize another person or persons to act for such person by proxy.

The Bermuda Bye-laws do not provide for cumulative voting in the election of directors

Dividends

Marshall Islands	Bermuda

Under Marshall Islands law, a corporation may declare and pay dividends in cash, stock or other property on its outstanding shares, except when the corporation is insolvent or would thereby be made insolvent or when the declaration or payment would be contrary to any restrictions contained in the articles of incorporation.

Dividends may be declared and paid out of surplus; but in case there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. This requires no filings with the Marshall Islands registry.

Under Bermuda law, a company may only declare and pay a dividend, or make a distribution out of contributed surplus, provided there are reasonable grounds for believing at the time of declaration and after the payment that (a) the company will be able to pay its liabilities as they become due; and (b) the realizable value of its assets will be no less than its liabilities. The Bermuda Bye-laws provide that, subject to Bermuda law and the bye-laws, the Board may declare a dividend to be paid to the shareholders in proportion to the number of shares held by them.

Directors

Marshall Islands	Bermuda
Our Articles of Incorporation provide that the Board must consist of at least three members and not more than eleven members. The Board may change the number of directors within a range of three to eleven pursuant to a resolution approved by a majority of the total number of directors that the Company would have if there were no vacancies or unfilled newly created directorships.	The number of our directors is fixed by the Bermuda Bye-laws at not less than three and no more than eleven, and any changes to such number must be approved by a majority of the entire Board. There is no requirement under the Bermuda Bye-laws for shareholder approval for changes to the number of directors on the Board.

No decrease in the number of directors by the Board may shorten the term of any incumbent director.	No decrease in the number of directors by the Board may shorten the term of any incumbent director.

Our Marshall Islands Bylaws provide for a classified board, with the Board divided into three classes, as nearly equal in number as possible, and the directors in each class serving three-year terms and one class being elected each year by the shareholders.	Our Bermuda Bye-laws provide for a classified board, with the Board divided into three classes, as nearly equal in number as possible, and the directors in each class serving three-year terms and one class being elected each year by the shareholders.

Directors are elected by a plurality of the votes cast by shareholders entitled to vote.	Directors are elected by a plurality of the votes cast by shareholders entitled to vote.

Our Marshall Islands Bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board for any reason, including the failure of the shareholders to elect the entire Board at any election of directors, may be filled only by a vote of a majority of the directors then in office, although less than a quorum exists. A director elected to fill a vacancy (other than a vacancy resulting from an increase in the number of directors) becomes a member of the same class as his or her predecessor.	Any vacancies in the Board for any reason and any created directorships resulting from any increase in the number of directors, may be filled solely by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, or by the sole remaining director.

Our Marshall Islands Bylaws provide that any or all of the Directors may be removed for cause by the Board of Directors, or by the shareholders.	The Bermuda Bye-laws generally provide that any or all of the Company’s directors may be removed for “cause” by a vote of a majority of directors

Marshall Islands	Bermuda

constituting the entire Board, or by the affirmative vote of holders of a majority of the voting power of all the outstanding shares of the Company entitled to vote generally in the election of directors, considered for this purpose as a single class. For purposes of director removal, “cause” means a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the director or the Company into disrepute and which results in material financial detriment to the Company.

If a director is removed from the Board by the Company’s shareholders, the shareholders may fill the vacancy at the meeting at which (or through the written consent in lieu of a meeting by which) such director is removed.

Indemnification and Exculpation of Directors

Marshall Islands	Bermuda

Under Marshall Islands law, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful.

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or

A Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Bermuda law further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda. The Bermuda Bye-laws provide for mandatory indemnification of directors, officers, employees and agents in connection with proceedings, if the commencement of proceedings was authorized by the Board, and advancement of expenses to the fullest intent permitted by Bermuda law, including advancing expenses prior to the conclusion of the litigation provided that such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking to repay all amounts advanced if it should be ultimately determined that such director, officer, employee or agent is not entitled to be indemnified.

Marshall Islands	Bermuda

settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Under Marshall Islands law, corporations are permitted to advance expenses to their officers or directors prior to conclusion of the litigation provided that the officer or director is required to undertake to repay advanced expenses if it is ultimately determined that the party is not entitled to be indemnified by the corporation.

Our Marshall Islands Bylaws provide for mandatory indemnification of directors and officers and advancement of expenses.

Marshall Islands law permits corporations to purchase and maintain insurance for the benefit of any officer or director, whether or not they may otherwise indemnify such officer or director. Our Marshall Islands Bylaws permit us to purchase insurance in accordance with Marshall Islands law, and we have purchased and maintain a directors’ and officers’ liability policy for that purpose.	Bermuda law permits companies to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to such person in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. The Bermuda Bye-laws permit the Company to purchase insurance in accordance with Bermuda law, and we have purchased and maintain a directors’ and officers’ liability policy for that purpose.

Marshall Islands law also permits the adoption of a provision in a corporation’s articles of incorporation limiting or eliminating the personal liability of a director to a corporation or its shareholders by reason of a director’s breach of the director’s fiduciary duties, except for (i) any breach of the duty of loyalty to the corporation or its shareholders; (ii) any act or omission not undertaken in good faith or involving intentional misconduct or a knowing violation of law; or (iii) any breach in which the director obtains an improper personal benefit. Our Articles of Incorporation provides that to the full extent that the MIBCA, as it existed on May 31, 2006 or as it may thereafter be amended, permits the limitation or elimination of the liability of directors, our directors shall not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director.	The Bermuda Bye-laws provide (i) for the exculpation and indemnification of directors, and (ii) that the shareholders waive all claims or rights of action that they might have against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except each case, (i) and (ii) in in respect of any fraud or dishonesty of such director or officer.

Dissenter’s Rights of Appraisal

Marshall Islands	Bermuda
Under Marshall Islands law, shareholders have the right to dissent from various corporate actions, including certain mergers or sales of all or substantially all of a corporation’s assets not made in the usual and regular course of business, and receive payment for the fair value of their shares. The right of a dissenting shareholder to receive payment of the fair value of such shareholder’s shares is not available for the shares of any class or series of stock, which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.	Under Bermuda law, a dissenting shareholder of a Bermuda exempted company is entitled to be paid the fair value of such shareholder’s shares in an amalgamation, merger or squeeze out. In the event of such an amalgamation, merger or squeeze out, a shareholder of the Bermuda company who did not vote in favor of the amalgamation, merger or squeeze out and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

In the event of an amendment of our articles, a shareholder has the right to dissent and receive payment for such shares if the amendment alters certain rights in respect of those shares. A condition for such payment is that the dissenting shareholder must follow the procedures set forth in Marshall Islands law. In the event that the Company fails to agree with any dissenting shareholder on a price for the shares, such procedures involve, among other things, the institution of court proceedings in either the Republic of the Marshall Islands or the country where our shares are primarily traded, which is the United States. The value of the shares of a dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Shareholder Derivative Actions

Marshall Islands	Bermuda
Class actions are available under Marshall Islands law.	Generally, class actions and derivative actions are not available to shareholders under Bermuda law.

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of a beneficial interest therein provided that (i) the plaintiff is such a holder at the time the action is brought and was such a holder at the time of the transaction of which he or she complains, or the plaintiff’s shares or interest therein devolved upon such plaintiff by operation of law, and (ii) the complaint sets forth with	Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s bye-laws.

Marshall Islands	Bermuda

particularity the efforts of the plaintiff to secure the initiation of such action by the Board or the reasons for not making such effort.

Any such action in the Marshall Islands shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorneys’ fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the stock has a value of $50,000 or less.

Bermuda courts would further give consideration to acts that are alleged to constitute a fraud against a minority of shareholders, or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or by ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Inspection of Corporate Records

Marshall Islands	Bermuda
Marshall Islands law provides that any shareholder may during the usual hours of business inspect, for a purpose reasonably related to such person’s interests as a shareholder, and make copies or extracts from the share register, books of account, and minutes of all proceedings. Any such inspection may be denied to a shareholder or other person who within five years sold or offered for sale a list of shareholders of a corporation or aided or abetted any person in procuring for sale any such list of shareholders or who seeks such inspection for a purpose which is not in the interest of a business other than the business of the corporation or who refuses to furnish an affidavit attesting to this right to inspect.	Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association or memorandum of continuance, including its objects and powers, and certain alterations to the memorandum of association or memorandum of continuance. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting. The register of shareholders of a company is also open to inspection by members without charge, and by members of the general public on payment of a fee. A company is required to maintain its register of members in Bermuda but may, subject to the

Marshall Islands	Bermuda
provisions of the Bermuda Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Amalgamations, Mergers, and Business Combinations

Marshall Islands	Bermuda
With certain exceptions, a merger or consolidation involving a corporation must be approved by the board of directors and the holders of a majority of the outstanding shares entitled to vote thereon unless the articles of incorporation provide for a higher voting standard.	The amalgamation or merger of a Bermuda company with another company (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company.

Any sale, lease, exchange, or other disposition of all or substantially all the assets of a corporation, not made usual or regular course of business, is required to be approved by the board of directors and holders of the voting power of two-thirds of the outstanding shares of the corporation’s outstanding stock entitled to vote on such matter.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

•  By a procedure under the Bermuda Companies Act known as a “scheme of arrangement” which can be effected by obtaining the agreement of the company and of holders of common shares representing in the aggregate a majority in number and at least 75% in value of the holders of common shares present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares can be compelled to sell their shares under the terms of the scheme of arrangement.

Marshall Islands	Bermuda

•  If the acquiring party is a company, it may compulsorily acquire all the shares of a target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms in as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of the remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Note that each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not such share otherwise carries the right to vote.

Amendment of Governing Documents

Marshall Islands	Bermuda
Under Marshall Islands law, generally, articles may be amended if the holders of a majority or the outstanding shares of stock entitled to vote on the matter approve the amendment, unless the articles specify a greater number.	The Bermuda Bye-laws provide that no bye-law may be rescinded, altered or amended and no new bye-law may be made except in accordance with Bermuda law and until the same has been approved by the

Marshall Islands	Bermuda

If a class vote is required, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the articles or Marshall Islands law.	affirmative vote of a majority of the Board or by written consent of the entire Board and by the affirmative vote of the holders of a majority of the voting power of all Teekay (Bermuda)’s outstanding share capital entitled to vote or by the unanimous written consent of the shareholders in lieu of a meeting.

Under Marshall Islands law, if the articles of incorporation so specify or if the bylaws provide and were adopted by the shareholders, the board of directors may amend the bylaws. The shareholders also have the power to amend the bylaws. The Marshall Islands Bylaws provide that they may be amended, added to, altered or repealed, or new bylaws may be adopted by the affirmative vote of a majority of the entire Board, subject, however, to the power of the shareholders to alter, amend or repeal any bylaw so adopted. The Marshall Islands Bylaws also provide that they may be amended, added to, altered or repealed, or new bylaws may be adopted, by the shareholders.

MATERIAL UNITED STATES FEDERAL INCOME TAXATION

U.S. Federal Income Tax Considerations of the Redomiciliation

The following is a discussion of material U.S. federal income tax considerations that may be relevant to shareholders with respect to the Redomiciliation. This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended, legislative history, applicable U.S. Treasury Regulations, judicial authority and administrative interpretations, all as in effect on the date hereof and which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

As used herein, the term “U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (i) a U.S. citizen or U.S. resident alien, (ii) a corporation or other entity taxable as a corporation, that was created or organized under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that either is subject to the supervision of a court within the U.S. and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is limited to U.S. Holders who hold their common stock as a capital asset for tax purposes. This discussion does not address all tax considerations that may be important to a particular shareholder in light of the shareholder’s circumstances, or to certain categories of shareholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies,

•	traders in securities that have elected the mark-to-market method of accounting for their securities,

•	persons whose functional currency is not the U.S. dollar,

•	persons holding our common stock as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction,

•	certain U.S. expatriates,

•	financial institutions,

•	insurance companies,

•	persons subject to the alternative minimum tax,

•	persons that actually or under applicable constructive ownership rules own 10% or more of our common stock (by vote or value), and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our common stock should consult their tax advisors to determine the appropriate tax treatment of the Redomiciliation to the partnership.

This discussion does not address, except as specifically provided below, any tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each shareholder is urged to consult its tax advisor regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the Redomiciliation.

In the opinion of Perkins Coie LLP, the Redomiciliation will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Code for purposes of U.S. federal income matters and, accordingly, neither we nor U.S. Holders will recognize taxable gain or loss as a result of the Redomiciliation for U.S. federal income tax purposes.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. We do not intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the Redomiciliation, and consequently there can be no assurance that the IRS or a court of law will treat the Redomiciliation in the manner described above. If the IRS successfully challenges the treatment of the Redomiciliation, adverse U.S. federal income tax consequences may result. U.S. Holders should consult their own tax advisors regarding the potential U.S. federal, state and local and other tax consequences of the Redomiciliation not qualifying as a tax-free reorganization.

U.S. Federal Income Tax Considerations Relating to Holding our Common Stock

For a more complete discussion of the expected material U.S. federal income tax considerations relating to holding our common stock, you should read “Item 4E – Taxation of the Company” and “Item 10 – Additional Information – Material United States Federal Income Tax Considerations” in our 2023 Annual Report which is incorporated by reference in this proxy statement/prospectus.

MATERIAL NON-UNITED STATES INCOME TAXATION

Marshall Islands Income Tax Consequences of the Redomiciliation

The following discussion is the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and is based on the current laws of the Republic of the Marshall Islands and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or carry on business or conduct transactions in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and assuming that we and our subsidiaries continue not to, carry on business or conduct transactions in the Republic of the Marshall Islands, and because we anticipate that all documentation related to the Redomiciliation pursuant to this registration statement/prospectus will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law holders of our common stock will not be subject to Marshall Islands taxation or withholding as a result of the Redomiciliation. In addition, holders of our common stock will not be subject to Marshall Islands stamp, capital gains or other taxes on any deemed exchange of shares of Teekay (Marshall Islands)’s common stock for Teekay (Bermuda)’s common shares as a result of the Redomiciliation, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the shares of common stock.

The above should be read in conjunction with the risk factors included in “Item 3—Key Information—Tax Risks” in our 2023 Annual Report.

Bermuda Income Tax Consequences of the Redomiciliation

The following discussion is the opinion of Conyers Dill & Pearman Limited, our special counsel as to matters of the laws of Bermuda, and is based on the current laws of Bermuda and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business in Bermuda.

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares.

However, Bermuda enacted the Bermuda Tax Act on December 27, 2023. Entities subject to tax under the Bermuda Tax Act include the Bermuda constituent entities of multi-national groups. A multi-national group is defined under the Bermuda Tax Act as a group with entities in more than one jurisdiction with consolidated revenues of at least €750 million in any two of the four previous fiscal years. If the Bermuda constituent entities of a multinational group are subject to tax under the Bermuda Tax Act, such tax is charged at a rate of 15% of net taxable income of such constituent entities as determined in accordance with and subject to the adjustments set out in the Bermuda Tax Act (including in respect of foreign tax credits applicable to the Bermuda constituent entities). In general, income arising from international shipping is exempted from the scope of such tax to the extent certain requirements relating to strategic or commercial management in Bermuda are satisfied. No tax is chargeable under the Bermuda Tax Act until tax years starting on or after January 1, 2025.

The provisions of the Bermuda Tax Act shall apply on the assessment of the incomes of Teekay (Bermuda) following Redomiciliation, which may result in a tax being applied to taxable profits, depending on the nature of such profits and/or income. Under the current Bermuda tax law, there are no withholding taxes payable in Bermuda on dividends distributed by us to our shareholders.

ACCOUNTING TREATMENT OF THE REDOMICILIATION

There will be no material accounting effect or change in the carrying amount of the consolidated assets and liabilities of Teekay as a result of the Redomiciliation. The consolidated business, capitalization, assets, liabilities and financial statements of Teekay immediately following the Redomiciliation will be the same as those of Teekay immediately prior thereto.

EXPERTS

The consolidated financial statements of Teekay Corporation and its subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein and in the related registration statement on Form F-4 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Perkins Coie LLP, Portland, Oregon. Certain legal matters in connection with this offering relating to the laws of the Marshall Islands will be passed upon for us by Watson Farley & Williams LLP. Certain legal matters in connection with this offering relating to the laws of the Bermuda will be passed upon for us by Conyers Dill  & Pearman Limited, our special Bermuda legal counsel.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports with and furnish information to the SEC. The SEC maintains a website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form F-4 under the U.S. Securities Act. This proxy statement/prospectus forms a part of the registration statement, as permitted by SEC rules and regulations. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference facilities or on our website. The statements in this proxy statement/prospectus about the contents of any contracts or other documents we have filed as an exhibit are not necessarily complete. You should refer to the copy of each contract or other document we have filed or incorporated by reference as an exhibit to the registration statement for complete information.

As a foreign private issuer, we are exempt under the U.S. Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we are not required under the U.S. Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the U.S. Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” into this proxy statement/prospectus information that we file or furnish with the SEC. This means that we can disclose important information to you without actually including the specific information in this proxy statement/prospectus by referring you to other documents filed or furnished separately with the SEC. The information incorporated by reference is an important part of this proxy statement/prospectus.

We incorporate by reference the documents listed below:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2023;

•	Reports on Form 6-K furnished to the SEC on April 19, 2024, May 10, 2024 and August 2, 2024; and

•

the description of each class of our capital stock as described in our Registration Statement on Form 8-A filed on February 11, 2003, as updated by Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, including any subsequent amendments or reports filed for the purpose of updating such description.

All annual reports on Form 20-F, and all reports on Form 6-K that we expressly identify in such reports as being incorporated by reference into the registration statement of which this proxy statement/prospectus is a part, that we file with or furnish to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the U.S. Exchange Act subsequent to the date of this proxy statement/prospectus and prior to the date of the Redomiciliation shall be deemed incorporated in this proxy statement/prospectus by reference and to be part hereof from the respective dates of the filing or furnishing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed or furnished document which also is, or is deemed to be incorporated by reference herein, modified or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement/prospectus.

You may obtain any of the documents incorporated by reference in this proxy statement/prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this proxy statement/prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekay.com, or by writing or calling us at the following address:

Teekay Corporation

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

If you would like to request documents, please do so no later than five business days prior to the date of the Special Meeting.

We have not authorized anyone to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement/prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

Appendix A

FORM No. 2d

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF CONTINUANCE OF COMPANY LIMITED BY SHARES

Section 132C(2)

MEMORANDUM OF CONTINUANCE

OF

Teekay Corporation Ltd.

(hereinafter referred to as the “Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	The Company is an exempted company as defined by the Companies Act 1981.

3.	The authorised share capital of the Company is US$25,725,000 divided into 725,000,000 Common Shares of par value US$0.001 each, 25,000,000 Preferred Shares of par value US$1.00 each.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding ___ in all, including the following parcels:-

N/A

5.	Details of Incorporation:

The Company was originally organised as a corporation under the laws of Liberia. The Company then redomiciled into the Republic of the Marshall Islands on December 20, 1999.

6.	The objects of the Company from the date of continuance are unrestricted.

7.	The following are provisions regarding the powers of the Company –

Subject to paragraph 4, the Company may do all such things as are incidental or conducive to the attainment of its objects and shall have the capacity, rights, powers and privileges of a natural person, and–

(i)	pursuant to Section 42 of the Act, the Company shall have the power to issue preference shares which are, at the option of the holder, liable to be redeemed;

(ii)	pursuant to Section 42A of the Act , the Company shall have the power to purchase its own shares; and

(iii)	pursuant to Section 42B of the Act, the Company shall have the power to acquire its own shares to be held as treasury shares.

Signed by duly authorised persons in the presence of at least one witness attesting the signature thereof:-

(Authorised persons)	(Witnesses)

Dated this day of , 2024

Appendix B

Bye-laws of

Teekay Corporation Ltd.

INTERPRETATION		B-1

1.	Definitions	B-1

SHARES		B-2

2.	Power to Issue Shares	B-2

3.	Power of the Company to Purchase its Shares	B-2

4.	Rights Attaching to Shares	B-2

5.	Calls on Shares	B-4

6.	Forfeiture of Shares	B-4

7.	Share Certificates	B-5

8.	Fractional Shares	B-6

REGISTRATION OF SHARES		B-7

9.	Register of Members	B-7

10.	Registered Holder Absolute Owner	B-7

11.	Transfer of Registered Shares	B-7

12.	Transmission of Registered Shares	B-8

ALTERATION OF SHARE CAPITAL		B-9

13.	Power to Alter Capital	B-9

14.	Variation of Rights Attaching to Shares	B-9

DIVIDENDS AND CAPITALISATION		B-10

15.	Dividends	B-10

16.	Power to Set Aside Profits	B-10

17.	Method of Payment	B-10

18.	Capitalisation	B-11

MEETINGS OF MEMBERS		B-11

19.	Annual General Meetings	B-11

20.	Special General Meetings	B-12

21.	Requisitioned General Meetings	B-12

22.	Notice	B-12

23.	Giving Notice and Access	B-13

24.	Postponement or cancellation of General Meeting	B-13

25.	Electronic Participation and security in Meetings	B-13

26.	Quorum at General Meetings	B-14

27.	Chair to Preside at General Meetings	B-14

28.	Secretary of General Meetings	B-14

29.	Right to Vote and Fixing of Record Date	B-15

30.	Voting on Resolutions	B-15

31.	Power to Demand a Vote on a Poll	B-16

32.	Voting by Joint Holders of Shares	B-16

33.	Instrument of Proxy	B-17

34.	Representation of Corporate Member	B-17

35.	Adjournment of General Meeting	B-17

36.	Written Resolutions	B-18

37.	Directors, Officers, Auditors Attendance at General Meetings	B-18

DIRECTORS AND OFFICERS		B-19

38.	Election of Directors	B-19

39.	Number of Directors	B-19

40.	Classes of Directors	B-20

41.	Term of Office of Directors	B-20

42.	Removal of Directors	B-20

43.	Vacancy in the Office of Director	B-21

44.	Remuneration of Directors	B-21

45.	Defect in Appointment	B-21

46.	Directors to Manage Business	B-21

47.	Powers of the Board of Directors	B-21

48.	Register of Directors and Officers	B-22

49.	Appointment and Removal of Officers	B-22

50.	Duties of Officers	B-23

51.	Remuneration of Officers	B-23

52.	Conflicts of Interest	B-23

53.	Indemnification and Exculpation of Directors, Officers and Others	B-24

MEETINGS OF THE BOARD OF DIRECTORS		B-26

54.	Board Meetings	B-26

55.	Notice of Board Meetings	B-26

56.	Electronic Participation in Meetings	B-27

57.	Quorum at Board Meetings	B-27

58.	Board to Continue in the Event of Vacancy	B-27

59.	Chair and Secretary of Board Meetings	B-27

60.	Written Resolutions	B-27

61.	Validity of Prior Acts of the Board	B-27

CORPORATE RECORDS		B-27

62.	Minutes	B-27

63.	Place Where Corporate Records Kept	B-28

64.	Form and Use of Seal	B-28

ACCOUNTS		B-28

65.	Records of Account	B-28

66.	Financial Year End	B-28

AUDITS		B-28

67.	Annual Audit	B-28

68.	Appointment of Auditor	B-29

69.	Remuneration of Auditor	B-29

70.	Duties of Auditor	B-29

71.	Access to Records	B-29

72.	Financial Statements and the Auditor's Report	B-29

73.	Vacancy in the Office of Auditor	B-29

VOLUNTARY WINDING-UP AND DISSOLUTION		B-30

74.	Winding-Up	B-30

CHANGES TO CONSTITUTION		B-30

75.	Changes to Bye-laws	B-30

76.	Discontinuance	B-30

Teekay Corporation Ltd.

INTERPRETATION

1.	DEFINITIONS

1.1.	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“Act”	the Companies Act 1981;

“Auditor”	includes an individual, company or partnership;

“Board”	the board of Directors (including, for the avoidance of doubt, a sole Director) appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

“Company”	the company for which these Bye-laws are approved and confirmed;

“Director”	a director of the Company;

“Member”	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

“notice”	written notice as further provided in these Bye-laws unless otherwise specifically stated;

“Officer”	any person appointed by the Board to hold an office in the Company;

“Register of Directors and Officers”	the register of Directors and Officers referred to in these Bye-laws;

“Register of Members”	the register of Members referred to in these Bye-laws;

“Resident Representative”	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

“Secretary”	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary; and

“Treasury Share”	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

Teekay Corporation Ltd.

1.2.	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(c)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(d)	a reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof;

(e)	the phrase “issued and outstanding” in relation to shares, means shares in issue other than Treasury Shares;

(f)	the word “corporation” means a corporation whether or not a company within the meaning of the Act; and

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3.

In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	POWER TO ISSUE SHARES

2.1.

Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2.

Subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

3.	POWER OF THE COMPANY TO PURCHASE ITS SHARES

3.1.	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2.	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	RIGHTS ATTACHING TO SHARES

4.1.

At the date these Bye-laws are adopted, the share capital of the Company is divided into two classes: (i) 725,000,000 common shares of par value $0.001 each (the “Common Shares”) and (ii) 25,000,000 preference shares of par value $1.00 each (the “Preferred Shares”).

Teekay Corporation Ltd.

4.2.	The holders of Common Shares shall, subject to these Bye-laws (including, without limitation, the rights attaching to Preferred Shares):

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)

in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

4.3.

The Board is authorised to provide for the issuance of the Preferred Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preferred Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preferred Shares, to vary the rights attached to any other series of Preferred Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)

the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)

whether the series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)

whether or not the shares of that series shall be redeemable or repurchaseable and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)

the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series;

(i)	the rights of holders of that series to elect or appoint Directors; and

Teekay Corporation Ltd.

(j)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.4.

Any Preferred Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preferred Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board or as part of any other series of Preferred Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preferred Shares.

4.5.

At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.6.

All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	CALLS ON SHARES

5.1.

The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2.

Any amount which, by the terms of allotment of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3.	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4.	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by such Member, although no part of that amount has been called up or become payable.

6.	FORFEITURE OF SHARES

6.1.

If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call

Teekay Corporation Ltd.

remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

Teekay Corporation Ltd. (the “Company”)

You have failed to pay the call of [amount of call] made on [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [   ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date] [Signature of Secretary] By Order of the Board

6.2.

If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

6.3.

A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

6.4.

The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

7.	SHARE CERTIFICATES

7.1.	Subject to the provisions of this Bye-law 7, every Member shall be entitled to a certificate.

7.2.	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

7.3.

The shares of the Company may be certificated or uncertificated shares, as provided under the Act, and shall be entered in the books of the Company and registered as they are issued. Every holder of shares shall be entitled to have a certificate in form meeting the requirements of law and approved by the Board that certifies the number of shares owned by such holder in the Company. Any certificates shall be signed by an Officer and/or a Director, however designated, of the Company. The signatures upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent other than the Company itself or its employees. In case any person who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such Officer or Director before such certificate is issued, it may be issued by the Company with the same effect as if they were such Officer or Director at the date of issue. As used in these Bye-laws, the term “uncertificated shares” refers to shares of the Company that: (i) are not represented by an instrument; (ii) the transfer of which is registered upon books maintained for that

Teekay Corporation Ltd.

purpose by or on behalf of the Company; and (iii) are of a type commonly dealt in upon securities exchanges or markets. If applicable, except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

7.4.

If applicable, for each class or series of shares the Company shall be authorised to issue, the powers, designations, references and relative, participating, optional or other special rights of each class of shares or series thereof and the qualifications, limitations or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of any certificate which the Company shall issue to represent each class or series of shares; provided, however, that, except as otherwise required by the Act, in lieu of the foregoing requirements, there may be set forth on the face or back of any certificate which the Company shall issue to represent such class or series of shares, a statement that the Company will furnish without charge to each Member that so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof and the qualifications, limitations or restrictions of such preferences or rights. Within a reasonable time after the issuance or transfer of uncertificated shares, the Company or its transfer agent shall send to the registered owner thereof a written notice containing the information, described above, that is required to be set forth or stated on the Company’s share certificates, together with any additional information required to be provided to such registered owners.

7.5.

The Board may direct a new share certificate or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the share certificate to be lost or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost or destroyed. Nothing in this Bye-law 7 shall preclude Officers and/or Directors from replacing a purported lost, stolen or destroyed certificate without Board approval.

7.6.	Notwithstanding any provisions of these Bye-laws:

(a)

the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)

unless otherwise determined by the Board and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

8.	FRACTIONAL SHARES

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

Teekay Corporation Ltd.

REGISTRATION OF SHARES

9.	REGISTER OF MEMBERS

9.1.	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

9.2.

The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty (30) days in each year.

10.	REGISTERED HOLDER ABSOLUTE OWNER

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.	TRANSFER OF REGISTERED SHARES

11.1.	Upon surrender to the Company or the transfer agent of the Company of an instrument of transfer and:

(a)

certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, the Company shall issue a new certificate or evidence of the issuance of uncertificated shares to the Member entitled thereto, cancel the old certificate, if any, and record the transaction upon the Company’s books.

(b)

receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the Member entitled thereto, and such transactions shall be recorded upon the books of the Company.

11.2.	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

Teekay Corporation Ltd. (the “Company”)

FOR VALUE RECEIVED……………….. [amount] , I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address] , [number] shares of the Company.

DATED this [date]

Signed by:	In the presence of:
Transferor	Witness
Signed by:	In the presence of:
Transferee	Witness

Teekay Corporation Ltd.

11.3.

Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

11.4.

The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

11.5.

The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

11.6.	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

11.7.

The Board shall have power and authority to make such additional rules and regulations as they may deem expedient concerning the issuance, registration and transfer of the Company’s shares, and may appoint transfer agents and registrars thereof.

11.8.

Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

12.	TRANSMISSION OF REGISTERED SHARES

12.1.

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

12.2.

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

Teekay Corporation Ltd. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/

Teekay Corporation Ltd.

bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, their executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [date]

Signed by:	In the presence of:
Transferor	Witness
Signed by:	In the presence of:
Transferee	Witness
12.3.

On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

12.4.

Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

13.	POWER TO ALTER CAPITAL

13.1.

The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

13.2.	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

14.	VARIATION OF RIGHTS ATTACHING TO SHARES

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied in accordance with the terms specified by Section 47(7) of the Act. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Teekay Corporation Ltd.

DIVIDENDS AND CAPITALISATION

15.	DIVIDENDS

15.1.

The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

15.2.	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

15.3.

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.	POWER TO SET ASIDE PROFITS

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

17.	METHOD OF PAYMENT

17.1.

Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or bank draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the Member may direct in writing, or by transfer to such account as the Member may direct in writing or otherwise agree.

17.2.

In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or bank draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may direct in writing, or by transfer to such account as the joint holders may direct in writing. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

17.3.	The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

17.4.

Any dividend and/or other moneys payable in respect of a share which has remained unclaimed for six (6) years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

17.5.

The Company shall be entitled to cease sending dividend cheques and drafts by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or draft.

Teekay Corporation Ltd.

18.	CAPITALISATION

18.1.

The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

18.2.

The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

19.	ANNUAL GENERAL MEETINGS

19.1.

The annual general meeting of Members shall be held on such day, and at such time and place within or outside Bermuda as the Board may from time to time determine, for the purpose of electing Directors and transacting such other business as may properly be brought before the meeting. Only such business shall be conducted at an annual general meeting as shall have been properly brought before the meeting. To be properly brought before an annual general meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a Member or Members of the Company holding of record in the aggregate not less than 15% of the shares having the right to vote at the meeting on such matter, or by a person who holds such shares through a nominee or “street name” holder of record of such shares and can demonstrate to the Company such indirect ownership of, and such person’s right to vote, such shares. For business to be properly brought before an annual general meeting by such Member or Members, the Member or Members must have given timely notice thereof in writing to the Secretary. To be timely, a Member’s or Members’ notice must be personally delivered to or mailed and received at the principal office of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual general meeting.

19.2.

A Member’s or Members’ (or a person holding shares in street name) notice to the Secretary shall set forth (a) as to each matter the Member or Members (or a person holding shares in street name) propose to bring before the annual general meeting, a brief description of the business proposed to be brought before the annual general meeting, the language of the proposal, if appropriate, and the reasons for conducting such business at the annual general meeting, (b) the name and address, as they appear on the Company’s books, of the Member or Members proposing such business, (c) a representation that the Member or Members (or a person holding shares in street name) hold in the aggregate not less than 15% of the shares having the right to vote at the meeting on such matter and a statement of the class and number of shares of the Company which are owned of record and beneficially by the Member or Members, (d) any material interest of the Member or Members in such business, (e) a representation that the Member or Members intend to appear in person or by proxy at the meeting to present the business specified in the notice and (f) in the case of a person who holds shares through a nominee or “street name” holder of record, evidence establishing the person’s indirect ownership of the shares and right to vote the shares on the matter proposed at the annual general meeting.

19.3.

As used in these Bye-laws, shares “beneficially owned” shall mean all shares which a person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934, as

Teekay Corporation Ltd.

amended (the “Exchange Act”). If a Member is entitled to vote only for a specific class or category of Directors at an annual general meeting or special general meeting of Members, the Member’s right to nominate a person for election as a Director at the meeting shall be limited to such class or category of Directors.

19.4.

Notwithstanding anything in these Bye-laws to the contrary, to the fullest extent permitted by law, no business shall be conducted at any annual general meeting except in accordance with the procedures set forth in this Bye-law 19. The Board or the chair of the meeting shall, if the facts warrant, determine (i) that a proposal does not constitute proper business to be transacted at the meeting, or (ii) that business was not properly brought before the meeting in accordance with the provisions of this Bye-law 19, and, if it is so determined, in either case, any such business shall not be transacted. The procedures set forth in this Bye-law 19 for business to be properly brought before an annual general meeting by a Member or Members are in addition to, and not in lieu of, provisions of applicable law, rules and regulations.

20.	SPECIAL GENERAL MEETINGS

Special general meetings of Members, unless otherwise prescribed by law, may be called for any purpose at any time only by order of the Board. Such meetings shall be held at such place, date and time as may be designated in the notice thereof. No business may be conducted at the special general meeting other than such business as may be properly brought before the meeting and no matter shall be properly brought before a special general meeting of Members unless the matter shall have been brought before the meeting pursuant to the Company’s notice of such meeting. If the chair of the special general meeting determines that business was not properly brought before the special general meeting, the chair shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

21.	REQUISITIONED GENERAL MEETINGS

The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply. The relevant provisions of Bye-law 19 shall apply to any such requisitioned meeting.

22.	NOTICE

22.1.

Notice of every meeting of Members, other than any meeting the giving of notice of which is otherwise prescribed by law, stating the date, time, place and purpose thereof, and in the case of special general meetings, the name of the person or persons at whose direction the notice is being issued, shall be given personally or sent by mail or electronic transmission at least fifteen (15) but not more than sixty (60) days before the date of such meeting, to each Member of record entitled to vote thereat and to each Member of record who, by reason of any action proposed at such meeting would be entitled to have their shares appraised if such action were taken, and the notice shall include a statement of that purpose and to that effect.

22.2.	Notice of a special general meeting shall state the purpose of the proposed special general meeting and the business transacted at any special general meeting shall be limited accordingly.

22.3.

The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

Teekay Corporation Ltd.

23.	GIVING NOTICE AND ACCESS

23.1.	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)

by sending it by post to such Member’s address in the Register of Members or at such address as to which the Member has given notice to the Secretary, in which case the notice shall be deemed to have been served five (5) days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)

by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two (2) days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)

by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)

by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

23.2.

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

23.3.

In proving service under Bye-laws 23.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

24.	POSTPONEMENT OR CANCELLATION OF GENERAL MEETING

To the fullest extent permitted by law, the Board may postpone any meeting of Members or cancel any special general meeting of Members by public announcement or disclosure prior to the time scheduled for the meeting. Fresh notice of the date, time and place for a postponed meeting shall be given to each Member in accordance with these Bye-laws.

25.	ELECTRONIC PARTICIPATION AND SECURITY IN MEETINGS

25.1.

Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

25.2.

The Board may, and at any general meeting, the chair of such meeting may, make any arrangement and impose any requirement or restriction it or they consider appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chair of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

Teekay Corporation Ltd.

26.	QUORUM AT GENERAL MEETINGS

26.1.

Except as otherwise expressly provided by law or by the Bye-laws, a majority of shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the Members; provided that at any meeting of Members at which the holders of any class of shares of the Company shall be entitled to vote separately as a class, the holders of a majority in number of the total outstanding shares of such class, present in person or represented by proxy, shall constitute a quorum for purposes of such class vote unless the representation of a different number of shares of such class shall be required by law or by these Bye-laws. If less than a quorum is present, a majority of those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present. Notwithstanding the foregoing, if a meeting of Members is adjourned for lack of quorum on two successive occasions, at the next and any subsequent adjournment of the meeting there must be present either in person or by proxy Members of record holding at least forty-percent (40%) of the issued and outstanding shares and entitled to vote at such meeting in order to constitute a quorum.

26.2.

If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

26.3.	For the purposes of consideration of and voting on any business that:

(a)	is submitted to the Members at any meeting; and

(b)	has been recommended by a majority of Continuing Directors (as defined below) for approval by the Members;

one-third of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Members for the purpose of such consideration and voting. “Continuing Directors” shall mean the incumbent members of the Board that were members of the Board on May 31, 2006, and any persons who are subsequently elected or appointed to the Board if such persons are recommended by a majority of the Continuing Directors.

26.4.

For the purposes of considering and voting on the election of Directors at any meeting, the quorum requirement stipulated in Bye-law 26.1 shall apply unless all nominees for election as Directors are persons recommended by a majority of Continuing Directors. If such nominees are so recommended, the quorum requirement stipulated in Bye-law 26.3 shall apply.

27.	CHAIR TO PRESIDE AT GENERAL MEETINGS

The Chair of the Board or, in the absence of the Chair of the Board, the President and/or Chief Executive Officer of the Company (or, in the absence of the President and/or Chief Executive Officer, any other Officer), shall call all meetings of the Members to order and shall act as chair of such meetings. In the absence of the Chair of the Board, the President and/or Chief Executive Officer or another Officer, the members of the Board who are present shall elect a chair of the meeting.

28.	SECRETARY OF GENERAL MEETINGS

The Secretary or Assistant Secretary of the Company may act as secretary of all meetings of the Members. In the absence of the Secretary or Assistant Secretary, or if the Secretary or Assistant Secretary does not act as secretary of a meeting, the chair of the meeting may appoint any person to act as secretary of the meeting.

Teekay Corporation Ltd.

29.	RIGHT TO VOTE AND FIXING OF RECORD DATE

29.1.

The Board may fix a time not more than sixty (60) days nor less than fifteen (15) days prior to the date of any meeting of Members, or more than sixty (60) days prior to the last day on which the consent or dissent of Members may be expressed for any purpose without a meeting, as the time as of which Members entitled to notice of and to vote at such meeting or whose consent or dissent is required or may be expressed for any purpose, as the case may be, shall be determined, and all persons who were holders of record of voting shares at such time, and no others, shall be entitled to notice of and to vote at such meeting or to express their consent or dissent, as the case may be.

29.2.

The Board may fix a time not exceeding sixty (60) days preceding the date fixed for the payment of any dividend, the making of any distribution, the allotment of any rights or the taking of any other action, as a record time for the determination of the Members entitled to receive any such dividend, distribution or allotment or for the purpose of such other action.

29.3.

With respect to holders of shares entitled to vote at the meeting, such Members shall, if requested by the Company, present thereat proof of identity and authority satisfactory to the secretary of the meeting.

29.4.	No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy.

30.	VOTING ON RESOLUTIONS

30.1.

If a quorum is present, and except as otherwise expressly provided by law or by these Bye-laws, the affirmative vote of a majority of the votes cast at the meeting shall be the act of the Members, provided, that Directors shall be elected by a plurality of the votes cast at a meeting of Members by the holders of shares entitled to vote in the election. At any meeting of the Members, subject to these Bye-laws (including any rights of any preferred shares that may be issued) each Member entitled to vote thereat shall be entitled to one vote for each such share, and may so vote either in person or by proxy appointed by instrument in writing or facsimile granted by the Member or the Member’s attorney-in-fact, or granted by other means of electronic transmission. Except as otherwise expressly provided by law, every proxy is revocable at the pleasure of the Member executing it.

30.2.	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

30.3.

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote per person and shall cast such vote by raising their hand.

30.4.

In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means, the chair of the meeting shall direct the manner in which such Member may cast their vote on a show of hands.

30.5.

At any general meeting if an amendment is proposed to any resolution under consideration and the chair of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

30.6.

At any general meeting a declaration by the chair of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

Teekay Corporation Ltd.

31.	POWER TO DEMAND A VOTE ON A POLL

31.1.	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chair of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)

any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)

any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

31.2.

Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chair of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all their votes or cast all the votes they use in the same way.

31.3.

A poll demanded for the purpose of electing a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chair (or acting chair) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

31.4.

Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record their vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast their vote in such manner as the chair of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by one or more scrutineers appointed by the Board or, in the absence of such appointment, by a committee of not less than two Members or proxy holders appointed by the chair of the meeting for the purpose, and the result of the poll shall be declared by the chair of the meeting.

32.	VOTING BY JOINT HOLDERS OF SHARES

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

Teekay Corporation Ltd.

33.	INSTRUMENT OF PROXY

33.1.	A Member may appoint a proxy by:

(a)	an instrument in writing in substantially the following form or such other form as the Board may determine from time to time or the Board or the chair of the meeting shall accept:

Proxy

Teekay Corporation Ltd. (the “Company”)

I/We, [insert names here] , being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing them, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment or postponement thereof. [Any restrictions on voting to be inserted here.]

Signed this [date]

Member(s)

or

(b)	such telephonic, electronic or other means as may be approved by the Board from time to time.

33.2.

The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and appointment of a proxy which is not received in the manner so permitted shall be invalid.

33.3.	A Member who is the holder of two or more shares may appoint more than one proxy to represent them and vote on their behalf in respect of different shares.

33.4.	The decision of the chair of any general meeting as to the validity of any appointment of a proxy shall be final.

34.	REPRESENTATION OF CORPORATE MEMBER

34.1.

A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

34.2.

Notwithstanding the foregoing, the chair of the meeting may accept such assurances as they think fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

35.	ADJOURNMENT OF GENERAL MEETING

35.1.

The chair of a general meeting at which a quorum is present may, with the consent of the Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy) adjourn the meeting.

Teekay Corporation Ltd.

35.2.	The chair of a general meeting may adjourn the meeting to another time and place without the consent or direction of the Members if it appears to them that:

(a)	it is likely to be impractical to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

35.3.

Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

36.	WRITTEN RESOLUTIONS

36.1.

Subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting by written resolution in accordance with this Bye-law.

36.2.

Notice of a written resolution shall be given, and a copy of the resolution shall be circulated to all Members who would be entitled to attend a meeting and vote thereon. The accidental omission to give notice to, or the non-receipt of a notice by, any Member does not invalidate the passing of a resolution.

36.3.	A written resolution is passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) all of the Members entitled to vote at the date that the notice is given.

36.4.	A resolution in writing may be signed in any number of counterparts.

36.5.

A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

36.6.	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

36.7.	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of their term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of their term of office.

36.8.

For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

37.	DIRECTORS, OFFICERS, AUDITORS ATTENDANCE AT GENERAL MEETINGS

The Directors, the Officers, the Auditors and the solicitors of the Company shall be entitled to attend at any meeting of the Members but no such person shall be counted in the quorum or be entitled to vote at any meeting of the Members unless such person shall be a Member or proxyholder entitled to vote thereat.

Teekay Corporation Ltd.

DIRECTORS AND OFFICERS

38.	ELECTION OF DIRECTORS

38.1.

Only persons who are nominated in accordance with the procedures set forth in this Bye-law 38.1 shall be eligible for election as Directors by the Members. Nominations of persons for election to the Board may be made at an annual general meeting by or at the direction of the Board or by a Member or Members of the Company holding of record in the aggregate not less than 15% of the shares having the right to vote for the election of Directors at the meeting, or by a person who holds such shares through a nominee or “street name” holder of record of such shares and can demonstrate to the Company such indirect ownership of, and such person’s right to vote, such shares, who complies or comply with the notice procedure set forth in this Bye-law 38.1. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary. To be timely, a Member’s or Members’ (or a person holding shares in street name) notice shall be personally delivered to or mailed and received at the principal office of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual general meeting. Such Member’s or Members’ (or a person holding shares in street name) notice shall set forth (a) as to each person whom the Member or Members (or a person holding shares in street name) propose to nominate for election as a Director, (i) the name, age, business and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company that are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (b) to the Member or Members (or a person holding shares in street name) giving the notice, (i) the name and address, as they appear on the Company’s books, of such Member or Members; (ii) a representation that the Member or Members (or a person holding shares in street name) hold in the aggregate not less than 15% of the shares having the right to vote for the election of Directors at the meeting and statement of the class and number of shares of the Company that are owned of record and beneficially by such Member or Members; (iii) a representation that the Member or Members intend to appear in person or by proxy at the meeting to make the nomination specified in the notice; and (iv) in the case of a person who holds shares through a nominee or “street name” holder of record, evidence establishing the person’s indirect ownership of the shares and right to vote the shares. At the request of the Board, any person nominated by the Board for election as a Director shall furnish to the Secretary that information required to be set forth in a Member’s or Members’ notice of nomination. The Board or the chair of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by these Bye-laws, and, if it is so determined, the defective nomination shall be disregarded. The procedures set forth in this Bye-law 38.1 for nomination for the election of Directors by Members are in addition to, and not in limitation of, any procedures now in effect or hereafter adopted by or at the direction of the Board or any committee thereof.

38.2.

For the avoidance of doubt and as contemplated by Bye-law 30.1, where persons are validly proposed for re-election or election as a Director, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

39.	NUMBER OF DIRECTORS

The number of Directors constituting the entire Board shall be not less than three (3) and shall be not more than eleven (11). Such number shall be fixed by resolution of the Board and such number shall be

Teekay Corporation Ltd.

increased or decreased from time to time by vote of a majority of the entire Board. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

40.	CLASSES OF DIRECTORS

The Board shall be divided into three classes: Class I, Class II and Class III. Each class shall be as nearly equal in number as possible. Subject to the foregoing, the Board may assign the Directors to the classes in any manner.

41.	TERM OF OFFICE OF DIRECTORS

41.1.	As at the date of the adoption of these Bye-laws the terms of each class of Directors shall expire as follows:

(a)	the Class I Directors’ term shall expire at the 2027 annual general meeting;

(b)	the Class II Directors’ term shall expire at the 2025 annual general meeting; and

(c)	the Class III Directors’ term shall expire at the 2026 annual general meeting.

At each annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office.

41.2.

Notwithstanding the foregoing, each Director shall be elected to serve until their successor shall have been duly elected and qualified, except in the event of their death, resignation, removal or the earlier termination of their term of office. A Director whose term of office expires shall be eligible for re-election.

42.	REMOVAL OF DIRECTORS

42.1.

Any or all of the Directors may be removed for cause by the Board or by the Members. Notwithstanding the previous sentence, whenever any Director shall have been elected by the holders of any class of shares of the Company voting separately as a class under the provisions of the Bye-laws, such Director may be removed and the vacancy filled only by the Members of that class of shares voting separately as a class.

42.2.

Any Director may resign at any time by giving written notice to the Secretary of the Company. Such resignation shall take effect at the time specified therein; and unless otherwise specified therein the acceptance of such resignation shall not be necessary to make it effective.

42.3.	Except as otherwise provided by law, no act or proceeding of the Directors is invalid by reason only of there being less than the designated number of Directors in office.

42.4.

Where a Director is to be removed by the Board or the Members, notice of the meeting convened for this purpose shall contain a statement of the intention so to do and be served on such Director not less than fourteen (14) days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

42.5.

For the purposes of this Bye-law, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the Director or the Company into disrepute and which results in material financial detriment to the Company.

Teekay Corporation Ltd.

43.	VACANCY IN THE OFFICE OF DIRECTOR

43.1.	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with their creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns their office by notice to the Company.

43.2.

Newly created Directorships resulting from an increase in the number of Directors and vacancies occurring in the Board for any reason, including the failure of the Members to elect the entire Board at any election of Directors, may be filled only by a vote of a majority of the Directors then in office, although less than a quorum exists. A Director elected to fill a vacancy (other than a vacancy resulting from an increase in the number of Directors) becomes a member of the same class as their predecessor.

44.	REMUNERATION OF DIRECTORS

The Board may from time to time, in its discretion, fix the amounts which shall be payable to members of the Board and to members of any committee, for attendance at the meetings of the Board or of such committee and for services rendered to the Company.

45.	DEFECT IN APPOINTMENT

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they were, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

46.	DIRECTORS TO MANAGE BUSINESS

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

47.	POWERS OF THE BOARD OF DIRECTORS

The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)

exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)

appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

Teekay Corporation Ltd.

(d)

appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)

by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)

delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board, which may consist partly or entirely of non-Directors, provided that every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)

authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

48.	REGISTER OF DIRECTORS AND OFFICERS

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

49.	APPOINTMENT AND REMOVAL OF OFFICERS

49.1.	The Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

49.2.

Unless an Officer is elected or appointed by the Board for a specific term stated in the Board resolution electing or appointing such Officer, each Officer shall hold office until their successor shall have been duly elected and qualified, except in the event of the earlier termination of their term of office, through death, resignation, replacement, removal or otherwise.

49.3.	Any Officer may be removed by the Board at any time with or without cause. Any vacancy in an office may be filled for the unexpired portion of the term of such office by the Board.

Teekay Corporation Ltd.

50.	DUTIES OF OFFICERS

50.1.

The President and/or Chief Executive Officer shall be the chief executive officer of the Company and shall have the general management of the affairs of the Company together with the powers and duties usually incident to the office of President and/or Chief Executive Officer, except as specifically limited by appropriate resolution of the Board, and shall have such other powers and perform such other duties as may be assigned to them by the Board.

50.2.

The Secretary may act as secretary of all meetings of the Members and of the Board at which they are present, shall have supervision over the giving and serving of notices of the Company, shall be the custodian of the corporate records and the corporate seal of the Company, if any, shall be empowered (together with the other Officers of the Company) to affix the corporate seal, if any, to those documents, the execution of which, on behalf of the Company under its seal, if any, is duly authorised and when so affixed may attest the same, and shall exercise the powers and perform such other duties as may be assigned to them by the Board or the President and/or Chief Executive Officer.

50.3.

The Chief Financial Officer and/or Treasurer shall have general supervision over the care and custody of the funds, securities, and other valuable effects of the Company and shall deposit the same or cause the same to be deposited in the name of the Company in such depositories as the Board may designate, shall disburse the funds of the Company as may be ordered by the Board, shall have supervision over the accounts of all receipts and disbursements of the Company, shall, whenever required by the Board, render or cause to be rendered financial statements of the Company, shall have the power and perform the duties usually incident to the office of Chief Financial Officer and/or Treasurer, and shall have such powers and perform such other duties as may be assigned to them by the Board or President and/or Chief Executive Officer.

50.4.

Any Officers other than those described in Bye-laws 50.1 through 50.3 shall exercise such powers and perform such duties as may be assigned to them by the Board or the President and/or Chief Executive Officer.

50.5.

Notwithstanding the duties, powers and authority set out in Bye-laws 50.1 to 50.4, the President and/or Chief Executive Officer, the Chief Financial Officer and/or Treasurer or any other Officer or Officers that the Board may designate shall have full authority in the name of and on behalf of the Company to enter into, execute and deliver any contract, agreement or other instruments or notes, or other evidence of indebtedness, unless such authority shall be limited by the Board to specific instances.

51.	REMUNERATION OF OFFICERS

The Officers shall receive such remuneration as the Board may determine.

52.	CONFLICTS OF INTEREST

52.1.

Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

52.2.	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest as required by the Act.

52.3.	An Interested Director who has complied with the requirements of the foregoing Bye-law may:

(a)	vote in respect of such contract or proposed contract; and/or

Teekay Corporation Ltd.

(b)	be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

53.	INDEMNIFICATION AND EXCULPATION OF DIRECTORS, OFFICERS AND OTHERS

Right to Indemnification

53.1.

To the fullest extent now or hereinafter permitted by law, each person who was or is made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that they are or were or have agreed to become a Director or Officer of the Company or that, being or having been such a Director or Officer of the Company, they are or were serving at the request of the Company as a director, officer, partner, manager, trustee, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director of Officer or as such a director, officer, partner, manager, trustee, employee or agent or in any other capacity while serving as a Director or Officer or as such a director, officer, partner, manager, trustee, employee or agent, shall be indemnified and held harmless by the Company to the full extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees, judgments, fines and ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, Officer, or such a director, officer, partner, manager, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in Bye-law 53.3 hereof with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board. The right to indemnification conferred in this Bye-law 53.1 shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the Act requires an advancement of expenses incurred by an indemnitee in their capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Bye-law 53.1 or otherwise.

53.2.

The foregoing indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of their duties with or for the Company or any subsidiary thereof, provided that, such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer

Teekay Corporation Ltd.

Right of Indemnitee to Bring Suit

53.3.

If a claim under Bye-law 53.1 hereof is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this Bye-law upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking, if any is required, has been tendered to the Company), and, to the fullest extent permitted by law, thereafter the Company shall have the burden of proof to overcome the presumption that the indemnitee is not so entitled. Neither the failure of the Company (including its Board, independent legal counsel or its Members) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances nor an actual determination by the Company (including its Board, independent legal counsel or its Members) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

Non-exclusivity of Rights

53.4.

The rights to indemnification and to the advancement of expenses conferred in this Bye-law shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, agreement, vote of Members or disinterested Directors, provisions of the Bye-laws of the Company, or otherwise.

Insurance, Contracts and Funding

53.5.

The Company may maintain insurance, at its expense, to protect itself and any Director or Officer of the Company or any director, officer, partner, manager, trustee, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise serving in such capacity at the request of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act. The Company, without further Member approval, may enter into contracts with any Director or Officer, or such director, officer, partner, manager, trustee, employee or agent in furtherance of the provisions of this Bye-law and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Bye-law.

Indemnification of Employee and Agents of the Company

53.6.

The Company may, by action of the Board, grant rights to indemnification and advancement of expenses to employees or agents or groups of employees or agents of the Company with the same scope and effect as the provisions of this Bye-law with respect to the indemnification and advancement of expenses of Directors and Officers of the Company; provided, however, that an undertaking in respect of an advance of expense shall be made by an employee or agent only if required by the Board. Any employees or agents or groups of employees or agents of the Company granted such rights to indemnification and advancement of expenses shall be “indemnitees” under this Bye-law 53.

Teekay Corporation Ltd.

Survival

53.7.

Any repeal or modification of the foregoing indemnification provisions shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. The contract rights conferred by this Bye-law 53 may not be modified retroactively without the consent of an affected indemnitee.

Severability

53.8.

If this Bye-law 53 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each indemnitee as to costs, charges and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Bye-law that shall not have been invalidated and to the fullest extent permitted by applicable law.

Subrogation

53.9.

In the event of payment of indemnification to an indemnitee, the Company shall be subrogated to the extent of such payment to any right of recovery such indemnitee may have and such person, as a condition of receiving indemnification from the Company, shall execute all documents and do all things that the Company may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Company effectively to enforce any such recovery.

No Duplicate Payments

53.10.

The Company shall not be liable under this Bye-law 53 to make any payment in connection with any claim made against an indemnitee to the extent such person has otherwise received payment (under any insurance policy, bye-law, agreement or otherwise) of the amounts otherwise payable as indemnity hereunder.

MEETINGS OF THE BOARD OF DIRECTORS

54.	BOARD MEETINGS

54.1.

The Board may adopt such rules as they shall deem proper, not inconsistent with law or with these Bye-laws, for the conduct of their meetings and the management of the affairs of the Company. At all meetings of the Board, business shall be transacted in such order as the Board may determine.

54.2.	The vote of the majority of the Directors, present in person, at a meeting of the Board at which a quorum is present shall be the act of the Board.

55.	NOTICE OF BOARD MEETINGS

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

Teekay Corporation Ltd.

56.	ELECTRONIC PARTICIPATION IN MEETINGS

The Board or any committee thereof may participate in a meeting of such Board or committee by means of conference telephone or other communication equipment by means of which all persons participating in the meeting to communicate with each other, and participation in a meeting pursuant to this Bye-law shall constitute presence in person at such meeting.

57.	QUORUM AT BOARD MEETINGS

Except as otherwise provided by these Bye-laws, the greater of (i) a majority of the Directors at the time in office, and (ii) one third of the entire Board, present in person or by participating by electronic means, shall constitute a quorum for the transaction of business, provided that, if the number of Directors in office is less than the quorum described herein, the quorum shall be the number of Directors in office at the relevant time.

58.	BOARD TO CONTINUE IN THE EVENT OF VACANCY

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

59.	CHAIR AND SECRETARY OF BOARD MEETINGS

59.1.

At each meeting of the Board, the Chair of the Board (who is chosen by a majority of the Directors) shall preside, or, in the absence of the Chair of the Board, a majority of the Directors present at such meeting shall choose a Director present who shall preside.

59.2.

At each meeting of the Board, the Secretary or Assistant Secretary of the Company or, in the absence of the Secretary or Assistant Secretary or unwillingness to act as secretary, a person appointed by the chair of the meeting shall act as secretary.

60.	WRITTEN RESOLUTIONS

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board or committee meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by the last Director.

61.	VALIDITY OF PRIOR ACTS OF THE BOARD

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

62.	MINUTES

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

Teekay Corporation Ltd.

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, and meetings of committees appointed by the Board.

63.	PLACE WHERE CORPORATE RECORDS KEPT

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

64.	FORM AND USE OF SEAL

64.1.	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

64.2.

A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

64.3.	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

65.	RECORDS OF ACCOUNT

65.1.	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and, in particular, with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

65.2.

Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

65.3.	Such records of account shall be retained for a minimum period of five years from the date on which they are prepared.

66.	FINANCIAL YEAR END

The financial year end of the Company may be determined by resolution of the Board and, failing such resolution, shall be 31st December in each year.

AUDITS

67.	ANNUAL AUDIT

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

Teekay Corporation Ltd.

68.	APPOINTMENT OF AUDITOR

68.1.	Subject to the Act, the Members shall appoint an Auditor to the Company to hold office for such term as the Members deem fit or until a successor is appointed.

68.2.	The Auditor may be a Member, but no Director, Officer or employee of the Company shall, during their continuance in office, be eligible to act as an Auditor of the Company.

69.	REMUNERATION OF AUDITOR

69.1.	The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting or in such manner as the Members may determine.

69.2.	The remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

70.	DUTIES OF AUDITOR

70.1.

The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

70.2.

The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

71.	ACCESS TO RECORDS

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

72.	FINANCIAL STATEMENTS AND THE AUDITOR’S REPORT

72.1.	Subject to the following Bye-law, the financial statements and/or the Auditor’s report as required by the Act shall:

(a)	be laid before the Members at the annual general meeting; or

(b)	be received, accepted, adopted or approved by the Members by written resolution passed in accordance with these Bye-laws.

72.2.

If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or Auditor’s report thereon need be made available to the Members, and/or that no Auditor shall be appointed then there shall be no obligation on the Company to do so.

73.	VACANCY IN THE OFFICE OF AUDITOR

The Board may fill any casual vacancy in the office of the Auditor.

Teekay Corporation Ltd.

VOLUNTARY WINDING-UP AND DISSOLUTION

74.	WINDING-UP

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

75.	CHANGES TO BYE-LAWS

No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

76.	DISCONTINUANCE

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

Appendix C

TEEKAY CORPORATION 4TH FLOOR, BELVEDERE BUILDING 69 PITTS BAY ROAD, HAMILTON HM 08 BERMUDA SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time on September 23, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time on September 23, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V54828-S94807 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TEEKAY CORPORATION The Board of Directors recommends you vote FOR the following proposal (the "Constitutive Documents Proposal"): For Against Abstain 1. A proposal to adopt, upon the redomiciliation taking effect by issuance of the certificate of continuance by the Registrar of Companies in Bermuda, the memorandum of continuance and the bye-laws, in each case governed by the laws of Bermuda, attached to the proxy statement/prospectus as Appendix A and Appendix B, respectively, in place of Teekay Corporation's Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. A proposal to adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V54829-S94807 TEEKAY CORPORATION This Proxy is Solicited by the Board of Directors Special Meeting of Shareholders September 24, 2024 The shareholder(s) hereby appoint(s) Brody Speers and Frans Lotz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Teekay Corporation that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 2:00 p.m. Pacific Daylight Time on September 24, 2024 at Suite 2100, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, V6C 2K2, Canada, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side

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